UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                              Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

PJT PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

March 19, 2020

Dear Fellow Shareholders,

We cordially invite you to attend our 2020 Annual Meeting of Shareholders, to be held on April 30, 2020 at 8:30 a.m., Eastern Time. The Annual Meeting will be a virtual meeting of shareholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/PJT2020. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will not be able to attend the Annual Meeting in person.

The Notice of Annual Meeting of Shareholders and Proxy Statement that follow describe the business to be conducted at the Annual Meeting. Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend.

Thank you for your continuing support of PJT Partners.

Very truly yours,

Paul J. Taubman

Chairman and Chief Executive Officer

280 Park Avenue  |  New York, NY 10017  |  t. +1.212.364.7800  |  pjtpartners.com

PJT PARTNERS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 30, 2020

The Annual Meeting of Shareholders of PJT Partners Inc. (the “Annual Meeting”) will be held on April 30, 2020 at 8:30 a.m., Eastern Time. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PJT2020. You will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)	to elect the two Class II director nominees identified in the accompanying Proxy Statement;

(2)	to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the accompanying Proxy Statement;

(3)	to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2020; and

(4)	to transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

Our Board has fixed the close of business on March 3, 2020 as the record date for the determination of shareholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements thereof. A list of these shareholders will be open for examination by any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 280 Park Avenue, New York, NY 10017, and electronically during the Annual Meeting at www.virtualshareholdermeeting.com/PJT2020 when you enter your 16-Digit Control Number.

The Proxy Materials will be mailed or made available to our shareholders on or about March 20, 2020. As permitted by the rules of the Securities and Exchange Commission, we are sending to most of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) rather than a paper set of the Proxy Materials. By doing so, we save costs and reduce our impact on the environment. The Notice of Availability includes instructions on how to access our Proxy Materials over the Internet, as well as how to request the materials in paper form. On or about March 20, 2020, we will mail to most of our shareholders the Notice of Availability.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend via live webcast. The Notice of Availability includes instructions on how to vote, including by Internet. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

BY ORDER OF THE BOARD OF DIRECTORS,

Salvatore Rappa

Managing Director, Corporate Counsel and

Corporate Secretary

March 19, 2020

280 Park Avenue | New York, NY 10017 | t. +1.212.364.7800 | pjtpartners.com

PROXY STATEMENT

i

Continuing Class III Directors Whose Terms Will Expire in 2021	20
Continuing Class I Directors Whose Terms Will Expire in 2022	21
Qualifications of the Nominees and Directors	22
Board Self-Evaluation	22
Board Recommendation	22
EXECUTIVE OFFICERS	23
CORPORATE GOVERNANCE MATTERS	24
Corporate Governance Highlights	24
Corporate Governance Guidelines	24
Code of Business Conduct and Ethics	25
Shareholder Engagement	25
Director Independence	25
Board Leadership Structure and Lead Independent Director	26
Management Succession Planning	27
Executive Sessions	27
Board Role in Risk Oversight	27
Board Committees	28
Compensation Committee Interlocks and Insider Participation	29
Board and Committee Meetings; Annual Meeting Attendance	29
Communications with the Board	29
Whistleblower Program	29
COMPENSATION OF OUR DIRECTORS	31
Minimum Equity Ownership Guidelines	31
Director Compensation for Fiscal Year 2019	32
COMPENSATION OF OUR EXECUTIVE OFFICERS	33
Compensation Discussion and Analysis	33
2019 Compensation Highlights	33
Compensation Philosophy	34
Roles of our Compensation Committee, Compensation Consultant and Management	34
Compensation Committee	34
Use of Independent Advisor	34
Management	35
Benchmarking Process	35
Elements of Our Compensation Program	36
Base Salary	36
Annual Incentive Compensation	36
Alternative Presentation of Annual Compensation	38
Retirement Arrangements	39
Employee Benefits	39
Compensation Program Governance Features	39
Clawback Policy	39
Hedging and Pledging of our Securities	40
Minimum Equity Ownership Guidelines for Executive Officers	40
Vesting of Equity Awards	41
No Individual Revenue Pay-Outs	41
Risk Considerations in Our Compensation Programs	41
REPORT OF THE COMPENSATION COMMITTEE	41
Summary Compensation Table	42
Grants of Plan-Based Awards in 2019	43
Outstanding Equity Awards at 2019 Fiscal Year-End	44
2019 Option Exercises and Stock Vested	45
Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2019 Fiscal Year-End Table, and 2019 Option Exercises and Stock Vested Table	45
Partner Agreements	45
Merger and Spin-off Transaction Equity Grants	48

ii

Although we refer to our website in the Proxy Statement, the contents of our website are not included or incorporated by reference into the Proxy Statement. All references to our website in the Proxy Statement are intended to be inactive textual references only.

iii

INTRODUCTION

Our Company

PJT Partners Inc. is a holding company and has no material assets other than its controlling equity interest in PJT Partners Holdings LP (“PJT Partners Holdings”), a partnership that holds the company’s operating subsidiaries, and certain cash and cash equivalents it may hold from time to time. As the sole general partner of PJT Partners Holdings, PJT Partners Inc. operates and controls all of the business and affairs of PJT Partners Holdings and its operating subsidiaries.

In this Proxy Statement, unless the context requires otherwise, the words “PJT Partners” refers to PJT Partners Inc. and the “company,” “we,” “us” and “our” refer to PJT Partners, together with its consolidated subsidiaries, including PJT Partners Holdings and its operating subsidiaries.

We are a premier global advisory-focused investment bank. Our team of senior professionals delivers a wide array of strategic advisory, shareholder advisory, restructuring and special situations and private fund advisory and fundraising services to corporations, financial sponsors, institutional investors and governments around the world.

We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. We also provide, through PJT Park Hill, private fund advisory and fundraising services for alternative investment managers, including private equity funds, real estate funds and hedge funds.

Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “PJT.”

2019 Financial Performance Highlights

Revenue Growth	Pretax Income Growth		Earnings Per Share Growth

Total Revenues	GAAP	Adjusted(1)	GAAP	Adjusted(1)

$718 Million	$82 Million	$132 Million	$1.21	$2.41

+24% YoY	+98% YoY	+33% YoY	+4% YoY	+26% YoY

(1)	Adjusted Pretax Income and Adjusted Earnings Per Share are non-GAAP measures. For further information regarding non-GAAP adjustments, including reconciliation to GAAP, please see Exhibit A.

Meet Our Board of Directors

Qualifications of Our Board

Our Board is comprised of actively engaged individuals with diverse skills, experiences and backgrounds that contribute to the effective oversight of our firm. The Board believes these varied qualifications help to inform and better oversee decisions regarding the company’s long-term strategic growth.

The presentation below is a high-level summary of our Board’s skills. For further information about each director, please see “Proposal 1—Election of Directors” below.

Banking & Financial Services Breadth and depth of experience in the company’s business

Diverse Characteristics Gender diversity and representation from the LGBTQ+ community

Executive Experience Executive experience, including serving as a CEO or senior executive within a complex organization

Financial Reporting Experience in overseeing the presentation of financial results as well as internal controls

Human Capital Management Experience in management of human resources and employee compensation

International Business Broad leadership experience within global companies and understanding of international markets

IT & Cybersecurity Experience or expertise in information technology, including understanding the importance of maintaining client trust through the protection of their information

Legal & Regulatory Experience in legal and regulatory affairs, and regulated industries, including as part of a business and/or through positions with government and/or regulatory bodies

Marketing & Media Experience overseeing internal and external communications and engagement with stakeholders

Public Company Experience Experience as a board member of other publicly traded companies

Risk Management Experience overseeing complex risk management matters

Strategic Planning Experience driving the strategic direction and growth of an organization

Committee Structure

	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
J. Costos (Independent)
D. Hersch (Lead Independent Director)
E. Rafferty (Independent)
T. Ryan (Independent)
P. Taubman (Chairman & CEO)
K. Whitney (Independent)

Committee Chair                 Committee Member

Leadership Structure

Our Board believes it is in our company’s best interests to have Mr. Taubman serve as Chairman of our Board as well as our CEO. Our Board believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategy and objectives.

Our Board has appointed Mr. Hersch as its Lead Independent Director. Mr. Hersch helps coordinate the efforts of the independent directors to ensure that objective judgment is brought to bear on important issues involving the management of the company, including the performance of senior management. For more details on the responsibilities of our Lead Independent Director, please see “Corporate Governance Matters-Board Leadership Structure and Lead Independent Director” below.

Corporate Governance

Our Board is committed to corporate governance that serves the best interests of our company and shareholders, and to active engagement with our shareholders throughout the year. The following summarizes certain highlights of our Board’s expertise, guiding principles, corporate governance practices and policies.

Breadth of Skills and Expertise

From the conception of our firm, we have sought to ensure that each of our directors brought a depth and breadth of experience and expertise that was outsized relative to an early stage firm to ensure immediate and effective implementation of our firm’s long-term strategic goals and to provide oversight of our firm’s risk profile and strategic goals.

Commitment to Diversity

The Board believes that fostering an inclusive culture – which welcomes differing perspectives, backgrounds and beliefs – enables us to provide the best advice and insights to our clients. As such, diversity is an important consideration in the composition of our Board.

Independent & Engaged Board

Five of our six current directors (83%) are independent, with all Board committees comprised entirely of independent directors. During 2019, each director attended at least 75% of all Board meetings and meetings of each Board committee on which he or she served.

Strong Lead Independent Director

The Board’s Lead Independent Director facilitates independent oversight of management. Our Lead Independent Director is responsible for coordinating the efforts of the independent directors to ensure that objective judgment is brought to bear on important issues involving the management of the company, including the performance of senior management.

Annual Evaluations

Board and committee self-evaluations are conducted annually to review and consider board structure, leadership, oversight needs and requisite skills to best guide the company in executing its long-term strategic objectives.

Open Channels of Communication Between the Board and Our Firm

The Board maintains open channels of communication across our firm. Members of the Board engage and spend time with our executives, partners and other colleagues throughout the year in a variety of forums.

Shareholder Engagement

As part of our shareholder engagement program, we contact many of our largest shareholders to offer meetings to discuss a range of governance-related topics. These meetings include participation by our Lead Independent Director, our Chairman and CEO, our Managing Partner, our Global Head of Human Resources and other members of management. This engagement program complements our normal course engagement that we have conducted with shareholders since the beginning of our firm and demonstrates our commitment to maintaining an open dialogue with our shareholders.

Ownership Guidelines

We have Stock Ownership Guidelines for our Named Executive Officers and Directors that require significant ownership of our common stock. Our CEO is required to hold equity in our company with a market value equal to or greater than ten times base salary and our other Named Executive Officers are required to hold equity in our company with a market value equal to or greater than five times base salary. Our directors are required to hold equity in our company with a market value equal to or greater than three times their annual retainer.

Risk Management

We have policies and procedures in place to identify, assess, monitor and manage the risks inherent in our business activities. Our risk management framework consists of Board- and management-based committees, in order to instill a culture of openness and transparency. This helps ensure that important risks are identified and communicated to senior management and, where appropriate, to the Board.

The Board of Directors’ Role in Risk Oversight

Our Board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to the company and its shareholders. While our management is responsible for the day-to-day management of risk, our Board is responsible for promoting an appropriate culture of risk management within the company and for setting the right “tone at the top,” overseeing our aggregate risk profile and monitoring how we address specific risks.

Board of Directors

•   The Board exercises its oversight responsibility for risk both directly and through its standing committees.

•   Throughout the year, the Board and each of its committees spend a portion of their time reviewing and discussing specific risk topics.

•   On a regular basis, members of senior management report on our top enterprise risks and the steps management has taken or will take to mitigate these risks.

•   Our Chief Technology Officer provides updates to the Board on technology and cybersecurity, which includes an annual in-depth review.

•   Our Chief Compliance Officer provides updates to the Board on regulatory and compliance matters, which includes an annual in-depth review. In addition, our General Counsel updates the Board regularly on material legal and regulatory matters.

•   Regular reports are also provided to and discussed by the Board regarding recent business, legal, regulatory, competitive and other developments impacting our company.

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee

•   Focuses on oversight of financial risks relating to the company, including:

➢ Financial statements, financial reporting and internal controls;

➢ Performance and independence of independent registered public accounting firm;

➢ Performance of internal audit;

➢ Tax strategy;

➢ Legal and regulatory; and

➢ Key operational risks.

•   Focuses on risks relating to executive compensation plans and arrangements, including:

➢ Our compensation policies and practices for our Named Executive Officers and other employees; and

➢ Our incentive and equity- based compensation plans.

•   Focuses on risks related to our overall corporate governance, including:

➢ Board effectiveness;

➢ Board and committee composition;

➢ Board size and structure;

➢ Director independence;

➢ Board succession; and

➢ Our corporate responsibility.

Management-Based Risk Committees

We have committees that meet regularly whose mission is to identify risks inherent in our business activities and the financial services industry generally. These committees are responsible for incorporating risk management into the firm’s daily business activities. These committees include, but are not limited to, the Executive Committee, the Operational Risk Management Committee, the Compliance Risk Committee and various committees at each business unit level focused on reputational risk.

Culture of Compliance

As a financial services company, our business is subject to extensive rules and regulations in the United States and around the globe. Adherence to these various rules and regulations is paramount to the reputation and success of our company. As such, all of our partners and employees are required to participate in various mandatory regulatory and compliance training programs designed to educate our partners and employees on the many laws, rules and regulations that impact our firm as well as reinforce the gravity of adherence to such laws, rules and regulations. Such programs include, without limitation, regular compliance training sessions on the firm’s Global Compliance Policies Manual and Written Supervisory Procedures, including training sessions on our Anti-Money Laundering/Know Your Customer rules and procedures. In addition, all partners and employees receive training on PJT Partners’ Code of Business Conduct and Ethics and our policies and procedures for reporting wrongdoing (see “Corporate Governance Matters—Communications with the Board—Whistleblower Policy” below).

Cybersecurity and Data Protection

Our clients typically provide us with sensitive and confidential information. Breaches of our network security systems could involve attempts intended to obtain access to sensitive information or to destroy data or disable, degrade or sabotage our systems. These may involve the attempted introduction of computer viruses, malware, cyber-attacks and other means that originate from a broad array of sources, including unknown third parties. We take various measures to ensure the integrity of our systems, including implementation of security controls and regular training of our partners and employees with respect to measures we can take to thwart cybersecurity attacks. Further, all of our employees are trained at least annually on our Information Security Polices and Written Supervisory Procedures.

Human Capital Management

Our approach to Human Capital Management is designed to ensure PJT Partners remains a destination for top talent at all levels. We believe that our focus on these efforts since our firm’s inception has enabled us to be forward leaning in attracting diverse individuals to our platform. Firm culture is critical to all aspects of how we do business and to our long-term success.

Our human capital successes are evident in the number and quality of hires we have made as well as in the feedback we receive through our annual employee survey. Reinforcement of the culture we are building comes through engagement with our employees, our reward principles we apply to compensation and promotion decisions and through our various talent development initiatives, which continue to evolve as we grow.

Board Oversight of Human Capital Management

The Board is actively engaged in human capital management. Our Board periodically reviews a management succession plan that includes, among other things, an assessment of the experience, performance and skills of potential successors to our Chairman and CEO and our Managing Partner. CEO succession planning discussions are led by the Lead Independent Director. More broadly, the Board, including the Compensation Committee, is regularly updated and consulted on key talent hires as well as the company’s human capital strategy. This strategy is continuously refined based on business drivers, employee surveys and the overall environment for talent. In 2019, the Nominating/Corporate Governance and Compensation Committees began conducting a review of our human capital management practices and disclosures. Members of the Board are also active partners, engaging and spending time with our executives, partners and other colleagues throughout the year at Board meetings and a variety of other forums. Further, each of our directors is provided an access card so that they may visit our offices and meet with our colleagues at their discretion.

Employee Feedback

Since 2017, we have conducted an annual all employee survey, which provides a channel through which we gather systematic feedback. Participation remains high with consistent feedback on a multi-year basis. The key positive themes emerging include a strong belief in our commitment to doing the right thing for both our clients and our firm, a belief that PJT Partners has a differentiated culture, a commitment to excellence and a strong sense of respect among colleagues.

While results from our employee survey skew quite positively, we are not complacent. We have used feedback from the survey and other employee forums to inform our ongoing efforts towards continuous improvement.

Reward Principles

We believe our firm culture is reinforced through our reward mechanisms. Since the inception of our firm, our compensation structures have been designed to encourage a focus on sustainable franchise growth and collaboration, and do not include individual revenue pay-outs. For a broad group of employees, discretionary bonuses also typically include a company stock component to ensure long-term focus and alignment with the interests of our company. All compensation and promotion decisions are informed by the following Reward Principles, which are communicated to managers and employees alike.

Character

•        Always acting with integrity and doing the right thing

•        Being an effective and inspirational team manager

•        Adhering to and promoting a culture of compliance and good conduct

•        Having a mindset that focuses on safeguarding our reputation

•        Protecting the client and the company’s interests

•        Prioritizing long-term sustainable return over near-term gain

Collaboration

•        Recruiting, mentoring and developing talent

•        Respecting colleagues and different points of view

•        Building collaborative relationships across businesses and regions

•        Bringing the appropriate capabilities to bear in advancing our clients’ objectives

Commercial Impact/Client Relationships

•        Evidence of deepening relationships and an enhanced quality of client dialogues

•        Effectively communicating the value proposition of our company to our clients

•        Ensuring the company is appropriately rewarded for what we bring to the table

Content

•        Bringing new and innovative approaches to problems

•        Drawing on a broad range of information, relationships and support to provide unique content and solutions

•        Amplifying the company’s impact and brand through differentiated domain expertise

Employer of Choice Initiatives

From the beginning of our firm, we have strived to provide pay, benefits and other ancillary benefits that help meet the varying needs of our partners and employees. Our total rewards package is based on competitive pay and is often structured to include discretionary bonuses that employ long-term incentives. Such incentives are designed to ensure alignment with our shareholders and the overall success of our firm. Other benefits include healthcare, 401(k) plan and pension matching, gender neutral primary and secondary caregiver leave, generous paid time off, discounted gym memberships, weekly meditation sessions, access to walk-in healthcare and an employee assistance program. Furthermore, we consider work life balance issues for our non-partners including through a paid-time off policy that is consistent irrespective of level and a vacation stipend for Associates and Vice Presidents.

We review and benchmark our compensation and benefit practices annually and consider feedback from our annual employee survey to ensure we remain an employer of choice.

Diversity and Inclusion

We believe that fostering an inclusive culture, which welcomes differing perspectives and beliefs, enables us to provide the best advice and insights to our clients. As such, we seek to recruit, develop and retain top talent with diverse backgrounds and experiences. Our efforts in this regard include campus recruiting programs focused on increasing the number of women applicants, a development and inclusion series focused on women and under-represented minorities within the firm and our recently launched diversity scholarship for business school applicants. Furthermore, we elevate the importance of diversity and inclusion as day-to-day workplace considerations through our annual training programs that include: Working with Respect; Your Influence and Impact at PJT Partners; and Fostering a Positive Work Environment.

Employee Development and Engagement

We understand that to retain best-in-class talent requires providing the opportunity for career growth. With this in mind, we invest in a range of training and development opportunities including in the development of technical skills, communication and management capabilities. We also recognize that our long-term success requires not only the recruitment of best-in-class senior talent but also in providing positive career trajectory and upward mobility for our other employees. To that end, we have made significant investments in our promotion process and our commitment to mentoring for our rising talent.

Recruiting Philosophy

All prospective employees are interviewed by a broad representation of existing employees, with a clear focus on their character as well as their professional capabilities.

PJT Partners’ Engagement with the Broader Community

The firm has sponsored over 70 nonprofit organizations around the world. Many of these initiatives are employee driven, and we actively seek to promote the concept of giving back to one’s community by providing both monetary and time allowances to individuals who pursue philanthropic causes.

Environmental Practices

We are committed to bringing greater efficiency and environmental sustainability to the operations of our leased office spaces that reflect industry best practices.

Our corporate headquarters in New York, NY is LEED® (Leadership in Energy and Environmental Design) certified gold-rated and all of our leased office spaces in the U.S. are LEED® certified as well. Our corporate headquarters is also a BOMA (Building Owners and Managers Association) 360 program design.

Compensation

Executive Compensation Philosophy

Our executive compensation program considers firm-wide financial measures to ensure alignment with shareholders and a cohesive working environment among senior executives, in addition to goals targeted to each of the Named Executive Officers.

To ensure that we are able to attract and retain executives and other professionals that will contribute to the long-term success of the company, our compensation program for the firm aims to be market-competitive versus our peers (in both quantum and structure).

In order to meet these objectives, our compensation program includes:

•	annual incentive compensation that places a strong emphasis on firm-wide financial performance, with the flexibility to assess company and individual performance;

•	an appropriate link between compensation and the creation of shareholder value through equity awards;

•	a focus on sustainable franchise growth and collaboration, and therefore does not include individual revenue pay-outs;

•	recognition of the contribution to the firm’s goals of employee development (including a focus on leadership, diversity and inclusion);

•	adherence to the firm’s culture of compliance with the many rules and regulations pertinent to the financial services industry;

•	long-term incentives that do not promote excessive risk-taking; and

•	benchmarking analysis to help us understand compensation practices of our competitors.

Elements of Our Executive Compensation Program

Element		Key Features	2019 Highlights
Fixed Compensation	Base Salary

•   Fixed pay

•   Informed by reference to peer group median and adjusted for, among other variables, tenure, knowledge, ability and experience

•   Level also takes into account scope of role

•   Reviewed annually

• Base salaries have not been adjusted since October 1, 2015 for Mr. Taubman, January 1, 2016 for Ms. Lee, October 1, 2015 for Ms. Meates and January 1, 2017 for Mr. Cuminale.
Annual Incentive Compensation (Performance-Based)	Cash Bonus	• Variable pay delivered in cash • Value determined based on firm-wide financial performance and individual objectives	• Mr. Taubman has not received any cash compensation in excess of base salary with respect to performance years 2015 through 2019.
Long-term Incentive Awards

•   Variable pay granted in equity

•   Accounts for, on average, approximately 40% of the Annual Incentive Compensation for the Named Executive Officers (other than Mr. Taubman)

•   Shares vest in equal installments on the first, second and third anniversaries of the grant date

• Long-term “at-risk” equity awards for performance year 2019. The percentage of the Named Executive Officer’s total annual incentive compensation that was delivered as a long-term incentive in the form of restricted stock units that vest over three years, was 47% for Ms. Lee, 42% for Ms. Meates and 39% for Mr. Cuminale. For performance year 2019, Mr. Taubman did not receive a long-term incentive award.

2019 Executive Compensation Highlights

We encourage our shareholders to review the section titled “Compensation Discussion and Analysis” below for a comprehensive discussion of our executive compensation for 2019.

•

Mr. Taubman’s compensation continues to be based on a framework such that Mr. Taubman will receive an annual base salary of $1,000,000 through October 1, 2021, with no expectation of additional incentive compensation grants during this time period.

•

Total awarded compensation for Ms. Lee was flat for the 2019 performance year compared with the 2018 performance year. Ms. Lee’s total awarded compensation has been flat since the 2016 performance year.

•

Total awarded compensation for Ms. Meates and Mr. Cuminale increased for the 2019 performance year compared with the 2018 performance year, reflective of firm-wide and individual performance and relative market positioning. Prior to the 2019 increase, total awarded compensation for Ms. Meates and Mr. Cuminale had been flat since the 2016 performance year.

•	Long-term incentive compensation is subject to clawback provisions that can be applied in appropriate circumstances.

With respect to our 2019 non-binding, advisory shareholder vote on executive compensation, or say on pay, our shareholders overwhelmingly approved our executive compensation program with over 96% of voted shares cast in favor of the say on pay proposal. We believe these results reflect strong shareholder support for our pay-for-performance linkage and our compensation structure that facilitates it, and therefore underscore the endorsement by our shareholders of the alignment between our executive compensation and performance.

GENERAL INFORMATION

PJT Partners Inc. is making this Proxy Statement available to its shareholders in connection with the solicitation of proxies by the Board for our 2020 Annual Meeting of Shareholders to be held on April 30, 2020 at 8:30 a.m., Eastern Time via live audio webcast at www.virtualshareholdermeeting.com/PJT2020, and any adjournment or postponement thereof (the “Annual Meeting”). You are receiving this Proxy Statement because you owned shares of the company’s Class A common stock at the close of business on March 3, 2020, the record date for the Annual Meeting, which entitles you to vote at the Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Annual Meeting will be Webcast Online

Due to the emerging public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our shareholders and other participants at the Annual Meeting, the Annual Meeting will be a virtual meeting of shareholders held via an audio webcast. The virtual meeting will provide the same rights and advantages of a physical meeting. Shareholders will be able to present questions online during the meeting, providing our shareholders with the opportunity for meaningful engagement with the Company.

Participation in the Annual Meeting

To participate in the meeting, you must have your 16-Digit Control Number that is shown on your Notice of Availability of Proxy Materials (the “Notice of Availability”) or on your proxy card if you elected to receive proxy materials by mail. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/PJT2020. You will be able to submit questions during the meeting by typing in your question into the “ask a question” box on the meeting page. Should you require technical assistance, support will be available by dialing 800-586-1548 (U.S.) or 303-562-9288 (International) during the meeting. These telephone numbers will also be displayed on the meeting webpage. You may also obtain information regarding access to the Annual Meeting by contacting our investor relations representative at 212-364-7810 or via email at investorrelations@pjtpartners.com. This Proxy Statement contains information about the items shareholders will vote on at the Annual Meeting.

The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our shareholders from any place in the world at little to no cost. We designed the format of the virtual meeting to ensure that shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We will take the following steps to ensure such an experience by (1) providing shareholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per shareholder unless time otherwise permits; and (2) answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting with discrimination.

The Proxy Materials

Our Proxy Materials include:

•	this Proxy Statement;

•	a Notice of our 2020 Annual Meeting of Shareholders (which is attached to this Proxy Statement); and

•	our 2019 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a Proxy Card or voting instruction form. If you received or accessed these materials through the Internet, your Proxy Card or voting instruction form are available to be filled out and executed electronically.

Mailing of Proxy Materials

The Proxy Materials will be mailed or made available to our shareholders on or about March 20, 2020. On or about March 20, 2020, we will mail to most of our shareholders a Notice of Availability containing instructions on how to access our Proxy Statement. Below are answers to common questions shareholders may have about the Proxy Materials and the Annual Meeting.

Notice of Internet Availability of Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials to most of our shareholders on the Internet, rather than mailing printed copies. By doing so, we save costs and reduce our impact on the environment. If you received a Notice of Availability by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the Notice of Availability will instruct you how to access and review the Proxy Materials on the Internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the Notice of Availability.

Shares to be Voted at the Annual Meeting

Holders of Class A common stock will have one vote for every share of Class A common stock that such holder owned at the close of business on the Record Date.

Shares of Class B common stock have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested PJT Partners Holdings Class A partnership units (the “Partnership Units”) and LTIP Units (which is a class of partnership interests in PJT Partners Holdings) held by such holder on all matters presented to our shareholders other than director elections. With respect to the election of our directors, shares of Class B common stock initially entitle holders to only one vote per share, though the voting power of Class B common stock with respect to the election of our directors may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to shareholders.

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which such shareholders are entitled to vote generally, except as otherwise required by law. Our employees and certain current and former employees of The Blackstone Group Inc. (“Blackstone”) hold all issued and outstanding shares of our Class B common stock. In connection with the merger and spin-off transactions, Blackstone’s senior management provided an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is our CEO.

If you hold restricted stock units, you will not be entitled to vote the shares underlying such restricted stock units unless and until you actually receive delivery of the shares of Class A common stock underlying such units and are the holder of record of such shares.

As of March 3, 2020, the Record Date for our Annual Meeting, our share count for voting purposes set forth above was as follows:

	Proposal 1: elect the two Class II director nominees identified in this Proxy Statement	Proposal 2: advisory vote on the compensation of our Named Executive Officers	Proposal 3: advisory vote to ratify the selection of Deloitte as our independent registered accounting firm for 2020
Shares of Class A common stock	24,275,346	24,275,346	24,275,346
Shares of Class B common stock	209	19,121,870	19,121,870
Total voting power	24,275,555	43,397,216	43,397,216

Annual Meeting Quorum

The holders of a majority in voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the aggregate number of vested and unvested Partnership Units and LTIP Units held by such Class B common shareholders) collectively as a single class entitled to vote, must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) that are present and entitled to vote at the Annual Meeting will be counted for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current NYSE rules, Proposals 1 and 2 are considered non-discretionary matters and a bank, broker or other holder of record will lack the authority to vote shares at his/her discretion on these proposals, and your shares will not be voted on these proposals (a “broker non-vote”).

Required Votes

	Proposal 1: elect the two Class II director nominees identified in this Proxy Statement	Proposal 2: advisory vote on the compensation of our Named Executive Officers	Proposal 3: advisory vote to ratify the selection of Deloitte as our independent registered accounting firm for 2020
How many votes are required for approval?	A plurality of affirmative votes cast, even if less than a majority	A majority of affirmative votes cast	A majority of affirmative votes cast
How are director withhold votes treated?	Withhold votes will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on this proposal	N/A	N/A
How are abstentions treated?	N/A	Abstentions are counted for the purpose of establishing the presence of a quorum, but will not be counted as votes cast and will have no effect on this proposal	Abstentions are counted for the purpose of establishing the presence of a quorum, but will not be counted as votes cast and will have no effect on this proposal
How are broker non-votes treated?	Broker non-votes are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast and will have no effect on this proposal	Broker non-votes are counted for the purpose of establishing the presence of a quorum, but are not counted as votes cast and will have no effect on this proposal	No broker non-votes since banks, brokers and other holders of record may exercise discretion and vote on this matter and these will be counted as votes cast
How will signed proxies that do not specify voting preferences be treated?	Votes will be cast for the two director nominees identified in this Proxy Statement	Votes will be cast for the approval of the compensation of our Named Executive Officers	Votes will be cast for the selection of Deloitte as our independent public accounting firm for 2020

It is important to note that the proposals to (1) approve the compensation of our Named Executive Officers and (2) ratify the selection of the independent registered public accounting firm are non-binding and advisory. However, the Board intends to carefully consider the results of Proposal 2 in making future compensation decisions and, if our shareholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

Voting at the Annual Meeting

The manner in which you cast your vote depends on whether you are a shareholder of record or you are a beneficial owner of shares held in “street name.”

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a shareholder of record.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

Voting by Proxy for Shares Registered Directly in the Name of the Shareholder. If you hold your shares of common stock in your own name as a shareholder of record, you may instruct the proxy holders named in the Proxy Card how to vote your shares of common stock in one of the following ways:

•

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice of Availability or, if you received printed materials, on your Proxy Card. The website for Internet voting is printed on the Notice of Availability and also on your Proxy Card. Please have your Notice of Availability or Proxy Card in hand when voting. Internet voting is available 24 hours each day until 11:59 p.m., Eastern Time, on April 29, 2020. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your Proxy Card.

•

Vote by Telephone. You also have the option to vote by telephone by calling the toll-free number (800) 690-6903. Telephone voting is available 24 hours each day until 11:59 p.m., Eastern Time, on April 29, 2020. When you call, please have your Proxy Card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your Proxy Card.

•

Vote by Mail. If you received printed materials, and would like to vote by mail, please mark, sign and date your Proxy Card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the Proxy Materials by following the instructions on your Notice of Availability.

Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted prior to or during the online meeting.

Voting Online at the Annual Meeting. If you are a Class A or Class B common shareholder of record you may vote and submit questions while attending the meeting online via live audio webcast. You will need the 16-Digit Control Number included on your Notice of Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the meeting.

Shares held in your name as the shareholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/PJT2020 during the meeting. You will need your control number found in the Notice of Availability or your proxy card. Even if you plan to participate in the online meeting, we recommend that you also submit your proxy or voting instructions in advance, so that your vote will be counted if you later decide not to participate in the online meeting.

Revocation of Your Vote

Street name shareholders who wish to revoke or change their votes should contact the organization that holds their shares. Shareholders of record may revoke or change their proxy by voting a new proxy pursuant to the voting methods set forth above by providing a written notice of revocation to the Corporate Secretary or by attending and voting at the Annual Meeting.

Confidentiality of Your Vote

We keep all the proxies, ballots and voting tabulations confidential as a matter of practice. We only let our Inspector of Election, Broadridge Financial Solutions, Inc. (“Broadridge”), examine these documents. Occasionally, shareholders provide written comments on their Proxy Card, which are then forwarded to us by Broadridge.

Proxy Solicitation

The company is paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

No arrangements or contracts have been made or entered into with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, email or personal interviews.

Webcast of the Annual Meeting

Our Annual Meeting will not be webcast.

Voting Results

We will file a Current Report on Form 8-K with the SEC including the final voting results from the Annual Meeting within four business days of the Annual Meeting.

List of Shareholders of Record

A list of our shareholders entitled to vote at the Annual Meeting will be available at our Annual Meeting and for the ten days prior to our Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., Eastern Time, by written request to the Corporate Secretary.

Other Information

For your review, we make available free of charge on or through our website at www.pjtpartners.com under the “Investor Relations/Financial Reports” section, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Hard copies may be obtained free of charge by contacting Investor Relations at PJT Partners Inc., 280 Park Avenue, New York, New York 10017 or by calling (212) 364-7800.

Copies may also be accessed electronically by means of the SEC’s website on the Internet at www.sec.gov. Neither our Annual Report on Form 10-K for the year ended December 31, 2019, nor the 2019 Annual Report shall constitute a part of the proxy solicitation materials.

Contacting our Corporate Secretary

In several sections of this Proxy Statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary at PJT Partners Inc., 280 Park Avenue, New York, New York 10017 or by calling (212) 364-7800.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2020

The Notice of Annual Meeting, Proxy Statement, Form of Proxy and 2019 Annual Report to Shareholders are also available at www.proxyvote.com.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board is comprised of actively engaged individuals with diverse skills, experiences and backgrounds that contribute to the effective oversight of our firm. The Board believes these varied qualifications help to inform and oversee decisions regarding the company’s long-term strategic growth. Under the guidance of the Nominating/Corporate Governance Committee, the Board reviews the structure of our Board and its committees and, as part of that process, considers, among other things, issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives. Further information about each director’s skills and experiences is set forth on the following pages as well as under “Introduction—Meet Our Board of Directors” above.

Information Concerning the Nominees and Directors

Our amended and restated certificate of incorporation provides that the Board will consist of that number of directors determined from time to time by the Board. Our Board consists of six directors, all of whom are independent with the exception of our Chairman and CEO. The Board is classified into three classes, designated Class I, Class II and Class III. The term of office of the members of one class of directors expires each year in rotation so that the members of one class generally are elected at each annual meeting to serve for full three-year terms or until their successors are elected and qualified, or until such director’s death, resignation or retirement. Each class consists of one-third of the total number of directors constituting the entire Board.

The Board has selected Dennis S. Hersch and Thomas M. Ryan for election as Class II directors. If elected, each Class II director will serve until the annual meeting of shareholders in 2023, or until succeeded by another qualified director who has been elected.

Nominees for Class II Directors Whose Terms Will Expire in 2023

Dennis S. Hersch Lead Independent Director Age: 72 Director since: October 2015

Professional Highlights

Dennis S. Hersch is President of N.A. Property, Inc., through which he has acted as a business advisor to Mr. and Mrs. Leslie H. Wexner since February 2008. He was a Managing Director of J.P. Morgan Securities Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner at Davis Polk & Wardwell LLP, a New York law firm, from 1978 until December 2005. Mr. Hersch served as a director of L Brands, Inc. and a member of its Finance Committee until May 2019, and was a director and Chairman of the Nominating and Governance Committee of Clearwire Corporation from November 2008 until June 2013.

Skills and Qualifications

Mr. Hersch’s knowledge of and experience in investment banking and the financial services industry provides the Board valuable industry-specific knowledge and expertise. In addition, Mr. Hersch brings legal and financial expertise to our Board, as well as considerable experience with strategic issues, corporate transactions and corporate governance matters.

Thomas M. Ryan Age: 67 Director since: October 2015

Professional Highlights

Thomas M. Ryan is the former Chairman and Chief Executive Officer of CVS Health Corporation, formerly known as CVS Caremark Corporation, a pharmacy healthcare provider (“CVS”). He served as Chairman of CVS from April 1999 to May 2011 and Chief Executive Officer of CVS from May 1998 to February 2011, and also served as President from May 1998 to May 2010. Mr. Ryan serves on the board of Five Below, Inc., and is an Operating Partner of Advent International. Mr. Ryan was a director of Yum! Brands, Inc. from 2002 to 2017, Reebok International Ltd. from 1998 to 2005, Bank of America Corporation from 2004 to 2010 and Vantiv, Inc. from 2012 to 2015.

Skills and Qualifications

Mr. Ryan’s role as Chairman and Chief Executive Officer of a global pharmacy healthcare business, his extensive operations and management experience, his expertise in finance and strategic planning, as well as his public company directorship and committee experience, positions him well to serve on our Board.

Continuing Class III Directors Whose Terms Will Expire in 2021

James Costos Age: 56 Director since: February 2017

Professional Highlights

James Costos served as the U.S. Ambassador to the Kingdom of Spain and Principality of Andorra from August 2013 to January 2017. Mr. Costos currently serves as an advisor and senior managing director at Dentons in the Global Venture Technology group and Technology Media and Telecommunications sector. Previously, Mr. Costos was Vice President of Global Licensing and Retail for Home Box Office (“HBO”) from 2007 to 2013. In this role, he was responsible for leading HBO’s newly created global licensing, retail and marketing division, which he established to further expand HBO’s domestic and international interest. He has also served as the Head of Promotions and Consumer Products at Revolution Studios and held senior roles for more than a decade at Hermès of Paris and Tod’s S.p.A. Mr. Costos serves as an advisor to FC Barcelona, Kreab, Incus Capital, Emerge and Nest Capital, chairman of IE University and director of Transparent Business. Mr. Costos previously served on the board of directors of the Humane Society of the United States, the country’s largest animal protection organization. He is also a passionate supporter of several cultural and humanitarian organizations, including the Reina Sofia Museum and the Human Rights Campaign. Mr. Costos earned his B.A. in Political Science from the University of Massachusetts.

Skills and Qualifications

Mr. Costos’s international government relations and policy experience, international marketing, operations, technology and executive leadership experience positions him well to serve on our Board. His strong international experience brings a geographically diverse perspective to the oversight of our multi-national business operations.

Kenneth C. Whitney Age: 60 Director since: October 2015

Professional Highlights

Kenneth C. Whitney has managed a private family investment office since April 2013, focused on start-up businesses and entertainment projects. Since his retirement from The Blackstone Group L.P. in April 2013 until September 2015, he was also a Senior Advisor to Blackstone. Mr. Whitney was previously a Senior Managing Director and Head of Blackstone’s Investor Relations & Business Development Group from 1998 to April 2013. After joining Blackstone in 1988, Mr. Whitney focused his efforts on raising capital for Blackstone’s private investment funds and the establishment of Blackstone affiliates in the alternative investment area. Mr. Whitney began his career at Coopers & Lybrand in 1980, where he spent time in the firm’s accounting and audit areas as well as in the tax and mergers and acquisitions areas. Mr. Whitney is a Tony Award-winning producer, and currently sits on the Board of Trustees for The First Tee and the University of Delaware, where he received a B.S. in Accounting.

Skills and Qualifications

Mr. Whitney’s experience and expertise in the private equity and financial services industry, as well as his extensive financial, accounting, operations and management experience, provide unique insights into our business and add industry-specific expertise and knowledge to our Board.

Continuing Class I Directors Whose Terms Will Expire in 2022

Paul J. Taubman Chairman and Chief Executive Officer Age: 59 Director since: October 2015

Professional Highlights

Paul J. Taubman has been our Chairman and CEO since 2015. Prior to founding PJT Partners, Mr. Taubman spent nearly 30 years at Morgan Stanley where he served in a series of increasingly senior positions including executive vice president and Co-President of Institutional Securities, with responsibility for all of the firm’s investment banking, capital markets, and sales and trading businesses. Prior to becoming Co-President, Mr. Taubman was Morgan Stanley’s Global Head of Investment Banking and prior to that, served as the Global Head of Mergers and Acquisitions. After leaving Morgan Stanley in 2012, he served in an independent capacity advising companies on a number of significant transactions before starting PJT Partners. Mr. Taubman serves in a leadership role on numerous philanthropic efforts including Board President of New York Cares, New York City’s largest volunteer organization; Vice Chairman of the Board of Trustees of Cold Spring Harbor Laboratory; Board Member of the Partnership for New York City; Advisory Council member at the Stanford Graduate School of Business; National Advisory Board member of Youth, Inc.; and Trustee of the Foundation for Empowering Citizens with Autism. Mr. Taubman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from Stanford University’s Graduate School of Business.

Skills and Qualifications

Mr. Taubman’s extensive experience gained from various senior leadership roles in investment banking and the financial services industry, as well as his many years of providing strategic advice to management teams and boards around the world, operating in a wide array of industries bring valuable knowledge and expertise to our Board. In addition, Mr. Taubman’s role as our Chief Executive Officer brings management perspective to board deliberations and provides critical information about the status of our day-to-day operations.

Emily K. Rafferty Age: 70 Director since: October 2015

Professional Highlights

Emily K. Rafferty is President Emerita of The Metropolitan Museum of Art. She was elected President of the Museum in 2005 and served in that role until her retirement in March 2015. She had been a member of the Museum’s staff since 1976 serving in various roles in development, membership and external affairs until becoming President and Chief Administrative Officer in 2005, overseeing some 2,300 full- and part-time employees. Ms. Rafferty’s global experience in some 50 countries on behalf of the Museum included interactions and negotiations with many senior world leaders. Ms. Rafferty served as a Board member of the New York Federal Reserve Bank from 2011 to 2017 (Chair, 2012 to 2016), and Senior Adviser for Heritage Protection and Conservation for UNESCO from 2015 to 2017. She continues to serve as Chair of NYC & Company (the city’s tourism, marketing and partnering organization) and Board member of the National September 11 Memorial & Museum. She consults for many organizations, including Russell Reynolds Associates in the firm’s nonprofit practice and The Shed, a performing arts center. She is a Board member of Carnegie Hall; a Board member of Koç Holding, Istanbul; a member of the Advisory Council of the American University of Beirut; a member of the Economic Club; and the Council on Foreign Relations.

Skills and Qualifications

Ms. Rafferty’s breadth and depth of expertise and experience in human capital management, operations and senior executive leadership, her global expertise as well as her understanding of monetary policy and regulation of financial institutions, provide valuable knowledge and insight to our Board.

Qualifications of the Nominees and Directors

The Nominating/Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. When considering director candidates, the Nominating/Corporate Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of the company’s incumbent directors, provide a blend of skills and experience to further enhance the effectiveness of the Board. More specifically, the Nominating/Corporate Governance Committee considers: (a) individual qualifications, including relevant career experience, strength of character, mature judgment, familiarity with the company’s business and industry, independence of thought and an ability to work collegially; and (b) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Board monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the company’s business and structure. The Board believes that fostering an inclusive culture, which welcomes differing perspectives, backgrounds and beliefs, enables us to provide the best advice and insights to our clients. As such, diversity is an important component as we consider the composition of our Board.

When vacancies on the Board exist or are expected, or a need for a particular expertise has been identified, the Nominating/Corporate Governance Committee may seek recommendations for director candidates from current directors and management and may also engage a search firm to assist in identifying director candidates. The Nominating/Corporate Governance Committee will also consider properly submitted shareholder recommendations for director candidates under the same procedure used for considering director candidates recommended by current directors and management. Shareholder recommendations for director candidates should include the candidate’s name and specific qualifications to serve on the Board, and the recommending shareholder should also submit evidence of such shareholder’s ownership of shares of our common stock, including the number of shares owned and the length of time of such ownership. Recommendations should be addressed to the Corporate Secretary. In addition, any shareholder who wishes to submit director nominations must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws. See “Shareholder Proposals and Nominations for 2021 Annual Meeting” below.

Board Self-Evaluation

The Board conducts a self-evaluation annually to determine whether it and its committees are functioning effectively. Each committee of the Board also conducts a self-evaluation annually and reports the results to the Board, acting through the Nominating/Corporate Governance Committee.

Board Recommendation

The proxies solicited hereby, unless directed to the contrary therein, will be voted “FOR” the two Class II nominees named in this Proxy Statement. Such nominees are currently directors of our company. The nominees have consented to being named in this Proxy Statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve as a director, but if for any reason any nominee should not be available or able to serve, the shares represented by all valid proxies will be voted by the person or persons acting under said proxy in accordance with the recommendation of the Board.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of March 3, 2020, other than Mr. Taubman, our Chairman and CEO, whose biographical summary is set forth above in “Proposal 1—Election of Directors.”

Name	Age	Position
Ji-Yeun Lee	53	Managing Partner
Helen T. Meates	58	Chief Financial Officer
James W. Cuminale	66	General Counsel

Ji-Yeun Lee is our Managing Partner. Prior to joining PJT Partners in early 2014 as one of the founding partners, Ms. Lee was Managing Director and Deputy Head of Global Investment Banking at Morgan Stanley. She joined Morgan Stanley in 1988 and spent most of her career in Mergers & Acquisitions, including six years in the firm’s London office, advising clients on a broad range of transactions across industries and geographies. Ms. Lee was appointed the Deputy Head of Global Investment Banking in 2007 and joined Morgan Stanley’s Management Committee in 2011. Ms. Lee also serves on the Board of Directors of Good Shepherd Services. She received a B.A. from Amherst College.

Helen T. Meates is our Chief Financial Officer. Prior to joining PJT Partners in January 2015, Ms. Meates worked at Morgan Stanley for 22 years, most recently serving as a Managing Director. Ms. Meates spent the majority of her career at Morgan Stanley in Global Capital Markets, including nine years in Leveraged Finance. In 2011, she was appointed Deputy Head of Global Capital Markets and Co-Chair of the firm’s Capital Commitment Committee. In November 2013, she assumed the role of Global Chief Operating Officer for the Research Division and was appointed to the Institutional Securities Operating Committee. Ms. Meates also served on the firm’s Institutional Securities Risk Committee, Microfinance Advisory Board and Diversity Committee. Ms. Meates serves on the boards of the SMA Foundation and the Bridgehampton Chamber Music Festival. She received a law degree (LL.B.) from Canterbury University in New Zealand and an M.B.A. from Columbia Business School.

James W. Cuminale is our General Counsel. Prior to joining PJT Partners in July 2015, Mr. Cuminale was Chief Legal Officer at Nielsen Holdings N.V. from November 2006 to June 2015. Previously, Mr. Cuminale served for over ten years as the Executive Vice President – Corporate Development, General Counsel and Secretary of PanAmSat Corporation and PanAmSat Holding Corporation. He currently serves on the Board of Trustees of Trinity College and the Board of Advisors at Vanderbilt University Law School. Mr. Cuminale received a B.A. from Trinity College and a J.D. from Vanderbilt University Law School.

Each of our executive officers serves at the discretion of our Board without specified terms of office.

CORPORATE GOVERNANCE MATTERS

This section of our Proxy Statement contains information about a variety of our corporate governance policies and practices. We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. You are encouraged to visit our website at www.pjtpartners.com to view or to obtain copies of our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. You may also obtain, free of charge, a copy of our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics by directing your request in writing to our Corporate Secretary. Additional information relating to the corporate governance of our company is also set forth below and included in other sections of this Proxy Statement.

Corporate Governance Highlights

Our Board places great value on strong governance controls. Set forth below are key highlights of our corporate governance practices that are further discussed in this Proxy Statement:

•	Our Board annually reviews its size and composition and assesses its ability to function effectively and with appropriate expertise and diversity.

•	Our Lead Independent Director and all Board committee members are independent.

•	All of our directors except Mr. Taubman are independent.

•

We value an inclusive culture, which welcomes differing perspectives, backgrounds and beliefs. As such, diversity is an important component as we consider Board composition. Both gender diversity and representation from the LGBTQ+ community are included on our Board.

•

Our Board met five times in 2019 and held executive sessions of independent directors at each Board meeting. During 2019, each director attended at least 75% of all Board meetings and meetings of each Board committee on which he or she served.

•	Our Board includes three audit committee financial experts.

•	Our Board oversees our enterprise risk management process and succession plan for our Chairman and CEO.

•

Our anti-hedging policy prohibits all directors, executive officers and employees from engaging in short sales of our securities and from buying, selling or investing in company-based derivative securities, including entering into any hedging transactions with respect to our securities or engaging in comparable transactions.

•	Self-evaluations for our Board as a whole and each Board committee are conducted annually.

•

All directors are, or will be within the time ascribed in our Director Stock Ownership Guidelines, in compliance with our Director Stock Ownership Guidelines, which requires significant ownership of our common stock.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics for our directors, officers and employees that addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of our assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

Any waiver of the Code of Business Conduct and Ethics for our directors or officers may be made only by our Board or one of its committees. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Shareholder Engagement

As part of our annual shareholder engagement program, we contact many of our largest shareholders to offer meetings to discuss a range of governance-related topics. These meetings include participation by our Lead Independent Director, Chairman and CEO, our Managing Partner, our Global Head of Human Resources and other members of management. This engagement program complements our normal course engagement that we have conducted with shareholders since the beginning of our firm and demonstrates our commitment to maintaining an open dialogue with our shareholders. In these conversations with shareholders, we discussed topics including:

•	Our corporate history since our spin-off, our strategic priorities as we progress on our growth trajectory, and our continued focus on retaining and attracting talent;

•	The formation of our Board and the ongoing evaluation of its composition, with diversity and skills that align with our evolving business strategy;

•	How our corporate governance practices support our current business objectives and protect shareholders’ interests, as well as our Board’s continued evaluation of our practices as we evolve;

•

Our executive compensation program and the Compensation Committee’s process for ensuring that executives are incentivized to create value for shareholders, and that performance and compensation are closely aligned; and

•	The role of the Board and management team in overseeing and managing our corporate culture and human capital management initiatives.

Director Independence

Background. A majority of the directors serving on our Board must be independent as required by the listing standards of the NYSE and the rules promulgated by the SEC. The company defines an “independent” director in accordance with the corporate governance rules of the NYSE. Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Further, directors who have relationships covered by one of five bright-line independence tests established by the NYSE may not be found to be independent.

Audit Committee members are subject to heightened independence requirements under NYSE rules and Rule 10A-3 under the Exchange Act. NYSE rules require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the company that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

Independence determinations made by our Board. Our Board has determined, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which our Board had knowledge between or among the directors and the company or our management, that each of our directors, other than Mr. Taubman, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is “independent” as defined in the NYSE listing standards, the applicable SEC rules and our director independence standards. Further, our Board has determined that the members of the Audit Committee and Compensation Committee are also independent under the applicable NYSE and SEC rules mentioned above. No director participated in the final determination of his or her own independence.

Board Leadership Structure and Lead Independent Director

Our Board understands there is no single, generally accepted approach to providing board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Our amended and restated certificate of incorporation provides that Mr. Taubman, to the extent that he serves as our CEO and as a member of our Board, will serve as Chairman of our Board. Further, our Board currently believes it is in our company’s best interests to have Mr. Taubman serve as Chairman of our Board as well as our CEO. Our Board believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategy and objectives.

Our Board has appointed Mr. Hersch as its Lead Independent Director. Mr. Hersch helps coordinate the efforts of the independent directors to ensure that objective judgment is brought to bear on important issues involving the management of the company, including the performance of senior management. As Lead Independent Director, Mr. Hersch has the following authority:

•	Preside over all meetings of the Board at which the Chairman is not present, including any executive sessions of the independent directors or the non-management directors;

•

Provide leadership and serve as temporary Chairman in the event of the inability of the Chairman to fulfill his role due to crisis or other event or circumstance that would make leadership by existing management inappropriate or ineffective, in which case Mr. Hersch shall have the authority to convene meetings of the full Board or management;

•	Assist in scheduling Board meetings and approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	Collaborate with the CEO in determining the need for special meetings of the Board;

•	Collaborate with the CEO on Board meeting agendas and approve such agendas; assist in preparation and request the inclusion of certain materials for Board of Director meetings;

•	Approve of all information sent to the Board;

•	Communicate to the CEO, together with the Chairman of the Compensation Committee, the results of the Board’s evaluation of CEO performance;

•	Coordinates Chairman and CEO succession planning;

•	Confers with the Chairman and CEO and senior management on the overall strategy of the company;

•	Be available for consultation and direct communication if requested by major shareholders;

•	Act as the liaison between the independent or non-management directors and the Chairman, as appropriate;

•	Call meetings of the independent or non-management directors when necessary and appropriate; and

•	Provide leadership, in conjunction with the Chairman, in the Board of Director evaluation process.

Our Nominating/Corporate Governance Committee discusses the appropriate leadership structure of our Board to ensure that the current leadership structure effectively supports the business needs and circumstances of the company as they continue to evolve. At this time, we believe that a combined CEO and Chairman role is optimal for the company.

Management Succession Planning

Our Board periodically reviews a management succession plan that includes, among other things, an assessment of the experience, performance and skills for possible successors to our Chairman and CEO.

Executive Sessions

Executive sessions of non-management directors are held after each regularly scheduled Board meeting. During 2019, the non-management directors held four executive sessions. “Non-management directors” include all directors who are not our officers, and all non-management directors have been determined by the Board to be independent. Currently, Mr. Taubman is the only officer serving on our Board.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our senior management team, our Board plays an active role in overseeing management of the company’s risks. The committees of our Board assist the full Board in risk oversight by addressing specific matters within the purview of each committee. The Audit Committee focuses on oversight of financial risks relating to the company, the Compensation Committee focuses primarily on risks relating to executive compensation plans and arrangements and the Nominating/Corporate Governance Committee focuses on corporate governance risks relating to the company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full Board keeps itself regularly informed regarding such risks through management and committee reports and otherwise. Further, the Board routinely meets with our Chief Technology Officer to assess cybersecurity risks and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that work together to protect the data and systems used in our business. The Board is aware of the threats presented by cybersecurity incidents and is committed to taking measures to help prevent and mitigate the effects of any such incidents.

The company’s management team regularly reports to our Board the significant risks we face, highlighting any new risks that may have arisen since they last met. In addition, members of our

Board have the opportunity to meet routinely with members of senior management in connection with their consideration of matters submitted for the approval of our Board and the risks associated with such matters.

Further, we maintain a Disclosure Committee that meets at least quarterly. The purpose of our Disclosure Committee is to bring together representatives from our core business lines and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. Results of the Disclosure Committee’s meetings and determinations are communicated quarterly to the Audit Committee.

Board Committees

Our Board has three standing committees: an Audit Committee; a Compensation Committee; and a Nominating/Corporate Governance Committee. The current charters for each of these committees are available on our corporate website at www.pjtpartners.com under the “Investor Relations/Corporate Governance/Governance Documents” section. Further, we will provide a copy of these charters without charge to any shareholder upon written request. Requests for copies should be addressed to our Corporate Secretary. From time to time, our Board also may create additional committees for such purposes as our Board may determine. We believe that the functioning of each of the committees of our Board complies with the applicable requirements of the NYSE and SEC rules and regulations.

Audit Committee. We have a standing Audit Committee, consisting of Kenneth C. Whitney (Chair), Dennis S. Hersch and Emily K. Rafferty, each of whom is “independent” and “financially literate” as such terms are defined by the applicable rules of the SEC and/or NYSE. Our Board has determined that Mr. Whitney, Mr. Hersch and Ms. Rafferty possess accounting or related financial management expertise within the meaning of the NYSE listing standards and that each of Mr. Whitney, Mr. Hersch and Ms. Rafferty qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence and (4) the performance of our internal audit function and independent registered public accounting firm. Additional information regarding the functions performed by our Audit Committee is set forth in the “Report of the Audit Committee” included in this Proxy Statement.

Compensation Committee. We have a standing Compensation Committee, consisting of Thomas M. Ryan (Chair) and Dennis S. Hersch, each of whom is “independent” as defined by the applicable rules of the NYSE and is a “non-employee director” as defined by the applicable rules and regulations of the SEC. The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has retained Willis Towers Watson & Co. as its independent outside compensation consultant primarily to assist in analyzing the competitiveness of its executive compensation as well as to provide expertise and advice on various matters brought before the Compensation Committee. On February 25, 2020, the Compensation Committee considered the independence of Willis Towers Watson and determined that its work did not raise any conflict of interest.

Nominating/Corporate Governance Committee. We have a standing Nominating/Corporate Governance Committee, consisting of Emily K. Rafferty (Chair), James Costos and Thomas M. Ryan. Each of Ms. Rafferty and Messrs. Costos and Ryan is “independent” as such term is defined by the applicable rules of the NYSE. The Nominating/Corporate Governance Committee assists our Board in fulfilling its responsibility relating to corporate governance by: (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our shareholders; (2) overseeing the evaluation of the Board; (3) developing and recommending the content of our Corporate Governance Guidelines and Code of Business Conduct and Ethics to our Board; and (4) otherwise taking a leadership role in shaping our corporate governance.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a current or former officer or employee of the company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Board and Committee Meetings; Annual Meeting Attendance

During 2019, our Board held five meetings, our Audit Committee held five meetings, our Compensation Committee held four meetings and our Nominating/Corporate Governance Committee held two meetings. During such time, each director attended at least 75% of each of the meetings of the Board and committees on which he or she served during the period for which he or she was a director or committee member, respectively. The independent directors of the company regularly meet in executive session without management. Under the Corporate Governance Guidelines adopted by our Board, Dennis S. Hersch, our Lead Independent Director, presides at such executive sessions.

Under our Corporate Governance Guidelines, directors are encouraged to attend our annual meetings of shareholders. All of our directors attended our 2019 annual meeting, either in person or by telephone.

Communications with the Board

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to any then-serving Lead Independent Director, to the chairperson of any of the Audit, Nominating/Corporate Governance and Compensation Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to our General Counsel at PJT Partners Inc., 280 Park Avenue, New York, New York 10017, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.

Whistleblower Program

We have adopted procedures for reporting concerns regarding accounting and other matters. These procedures are designed to provide a channel of communication for employees and others who have concerns about the conduct of our company or any of its people, including with respect to the firm’s accounting controls or auditing matters. Any person may report to the Audit Committee any accounting allegation, legal allegation or retaliatory act. Reports can be made in writing to PJT Partners Attn: Audit Committee, 280 Park Avenue, New York, New York 10017. In addition, reports can be made (1) by contacting the General Counsel in writing or in person at PJT Partners, Attn: General Counsel, 280 Park Avenue, New York, New York 10017, (2) by contacting the

Head of Internal Audit in writing or in person at PJT Partners, Attn: Head of Internal Audit, 280 Park Avenue, New York, New York 10017, (3) by contacting the Chief Compliance Officer in writing or in person at PJT Partners, Attn: Chief Compliance Officer, 280 Park Avenue, New York, New York 10017, (4) by submitting a report online at https://secure.ethicspoint.com, or (5) by calling the Employee and Reporting Hotline at any time. The hotline can be reached in the U.S. at 1-866-297-0224; dialing instructions for callers outside the U.S. are available at https://secure.ethicspoint.com. Employees may make a report anonymously using any of the above methods.

The information in the report will be provided to management or, as appropriate, the Audit Committee as promptly as practicable. To the extent possible, reports should be factual rather than speculative or conclusory, and should contain as much specific information as possible to allow for proper assessment. In addition, to the extent possible, reports should contain sufficient corroborating information to support the commencement of an investigation. PJT Partners strictly prohibits any retaliation for reporting a possible violation of law, ethics or company policy, no matter whom the report concerns.

COMPENSATION OF OUR DIRECTORS

Members of our Board who are members of management receive no additional compensation for their services as directors. Each non-management director receives an annual base retainer for the service period from June 1 to May 31 in the amount of $175,000, with a minimum of 50% (and, if selected by the non-management director, up to 100%) of such annual retainer delivered in the form of restricted stock units.

Subject to continued service, restricted stock units granted pursuant to a director’s election vest quarterly in substantially equal installments over the subject year of service, with vesting accelerated upon death, disability or a change in control of the company. Vested restricted stock units will be settled on the earliest of the termination of service of such director, the fifth anniversary of the grant date and a change in control of the company, and will be settled in either shares of the company’s Class A common stock or cash (or a combination thereof) at the discretion of the Compensation Committee.

Each new non-management director also receives a one-time grant of restricted stock units in an amount having a value of $100,000. Subject to continued service, the one-time restricted stock unit grant vests in substantially equal installments annually over four years, with vesting accelerated upon death, disability or a change in control of the company. Upon vesting, the one-time restricted stock unit grant will be settled on the earliest of the termination of service of the director, the fourth anniversary of the grant date and a change in control of the company, and will be settled in either shares of the company’s Class A common stock or cash (or a combination thereof) at the discretion of the Compensation Committee. We also reimburse each of our non-management directors for his or her travel expenses incurred in connection with his or her attendance at meetings of the Board and its committees.

The Amended and Restated PJT Partners Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) limits the amount of compensation that may be awarded to the non-management members of our Board (including both equity awards and any cash fees paid to the non-management members of our Board, but excluding expense reimbursement) in any fiscal year to $750,000 in total value. Further, our Compensation Committee has engaged Willis Towers Watson & Co., an outside independent compensation consultant, to provide guidance with respect to compensation paid to our non-management members of our Board.

Minimum Equity Ownership Guidelines

Our Compensation Committee requires our independent directors to maintain equity ownership in the company (including Partnership Units, LTIP Units or restricted stock units) having a market value equal to or greater than three times the $175,000 annual base retainer. Each independent director must achieve the minimum equity investment within five years from the later of the adoption of the guidelines (for directors in place at that time of the adoption of the guidelines) and the date of such director’s election to our Board (for subsequently appointed directors) to attain compliance with the stock ownership requirements.

Director Compensation for Fiscal Year 2019

The 2019 compensation of the non-management directors is set forth in the table below:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
James Costos	76,562	87,526	164,088
Dennis S. Hersch	76,562	87,526	164,088
Emily K. Rafferty	76,562	87,526	164,088
Thomas M. Ryan	—	175,014	175,014
Kenneth C. Whitney	76,562	87,526	164,088

(1)

The amounts in this column reflect the aggregate grant date fair value of restricted stock units granted in fiscal year 2019 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC Topic 718”). A discussion of the assumptions used in calculating these values can be found in Note 11 to our 2019 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

On June 3, 2019, Mr. Ryan was awarded 4,725 restricted stock units with a grant date fair value computed in accordance with ASC Topic 718 of $175,014, or $37.04 per share underlying each restricted stock unit, and each of Mr. Costos, Mr. Hersch, Ms. Rafferty and Mr. Whitney were awarded 2,363 restricted stock units with a grant date fair value computed in accordance with ASC Topic 718 of $87,526, or $37.04 per share underlying each restricted stock unit. Subject to continued service as a director, 25% of each of these restricted stock unit grants generally will vest on each of August 31, 2019, November 30, 2019, February 28, 2020 and May 31, 2020. The shares of Class A common stock underlying such vested restricted stock units will be delivered on the earliest of (i) the termination of the director’s services, (ii) June 1, 2024, and (iii) a change in control of the company.

As of December 31, 2019, each of Mr. Costos, Mr. Hersch, Ms. Rafferty, Mr. Ryan and Mr. Whitney owned 2,781, 1,262, 1,229, 2,410 and 1,229 unvested restricted stock units, respectively. These amounts include restricted stock units credited as dividend equivalents on the underlying restricted stock units held by Mr. Costos, Mr. Hersch, Ms. Rafferty, Mr. Ryan and Mr. Whitney in connection with dividends paid by the company to holders of its Class A common stock. Credited dividend equivalents are subject to the same terms and conditions as the underlying restricted stock units.

COMPENSATION OF OUR EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section of our Proxy Statement discusses the principles underlying our executive compensation policies and decisions. In addition, this section provides qualitative information about the manner and context in which compensation is awarded to, and earned by, our Named Executive Officers, and places in context the data presented in the tables and narrative that follow.

Throughout this Proxy Statement, our Named Executive Officers for the fiscal year ended December 31, 2019 are as follows: Paul J. Taubman, our Chairman and CEO; Ji-Yeun Lee, our Managing Partner; Helen T. Meates, our Chief Financial Officer; and James W. Cuminale, our General Counsel (our “Named Executive Officers”).

2019 Compensation Highlights

•

Mr. Taubman’s compensation continues to be based on a framework such that Mr. Taubman will receive an annual base salary of $1,000,000 through October 1, 2021, with no expectation of additional incentive compensation grants during this time-period.

•	Base salaries for Ms. Lee, Ms. Meates and Mr. Cuminale remained flat in 2019 compared with 2018.

•

Total awarded compensation for Ms. Lee was flat for the 2019 performance year compared with the 2018 performance year. Ms. Lee’s total awarded compensation has been flat since the 2016 performance year.

•

Total awarded compensation for Ms. Meates and Mr. Cuminale increased for the 2019 performance year compared with the 2018 performance year, reflective of firm-wide and individual performance and relative market positioning. Prior to the 2019 increase, total awarded compensation for Ms. Meates and Mr. Cuminale had been flat since the 2016 performance year.

•

A significant portion of the total compensation paid to our Named Executive Officers was delivered as long-term incentive equity awards that vest over three years. For performance year 2019, the percentage of the Named Executive Officer’s total annual incentive compensation that was delivered as a long-term incentive in the form of restricted stock units was 47% for Ms. Lee, 42% for Ms. Meates and 39% for Mr. Cuminale.

•	Our compensation structures continue to encourage a focus on sustainable franchise growth and collaboration, and do not include individual revenue pay-outs.

•	Long-term incentive compensation is subject to clawback provisions that can be applied in appropriate circumstances.

With respect to our 2019 non-binding, advisory shareholder vote on executive compensation, or say on pay, our shareholders overwhelmingly approved our executive compensation program with over 96% of voted shares cast in favor of the say on pay proposal. We believe these results reflect strong shareholder support for our pay-for-performance linkage and our compensation structure that facilitates it, and therefore underscore the endorsement by our shareholders of the alignment between our executive compensation and performance.

Compensation Philosophy

Our executive compensation program considers firm-wide financial measures to ensure alignment with shareholders and a cohesive working environment among senior executives, in addition to goals targeted to each of the Named Executive Officers.

To ensure that we are able to attract and retain executives and other professionals that will contribute to the long-term success of PJT Partners, our compensation program for the firm aims to be market-competitive versus our peers (in both quantum and structure).

In order to meet these objectives, our compensation program includes:

•	annual incentive compensation that places a strong emphasis on firm-wide financial performance, with the flexibility to assess company and individual performance;

•	an appropriate link between compensation and the creation of shareholder value through equity awards;

•	a focus on sustainable franchise growth and collaboration, and therefore does not include individual revenue pay-outs;

•	recognition of the contribution to the firm’s goals of employee development (including a focus on leadership, diversity and inclusion);

•	adherence to the firm’s culture of compliance with the many rules and regulations pertinent to the financial services industry;

•	long-term incentives that do not promote excessive risk-taking; and

•	a benchmarking analysis to help us understand compensation practices of our competitors.

Roles of our Compensation Committee, Compensation Consultant and Management

Compensation Committee

Our Compensation Committee is comprised entirely of independent directors. Our Compensation Committee has overall responsibility for monitoring the performance of our Named Executive Officers and evaluating and approving our executive compensation plans, policies and programs. In addition, our Compensation Committee oversees the Omnibus Incentive Plan.

With respect to the compensation paid to our Chairman and CEO, our Compensation Committee reviews and approves all components of Mr. Taubman’s compensation and ensures that compensation aligns with the company’s strategic plan. With respect to the other Named Executive Officers, our Compensation Committee seeks input from our Chairman and CEO, reviews and approves all components of our other Named Executive Officers’ compensation and ensures that compensation aligns with the company’s strategic plan.

Use of Independent Advisor

Our Compensation Committee has engaged Willis Towers Watson & Co., an outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. Willis Towers Watson provides our Compensation Committee with advice concerning the types and levels of compensation to be paid to our Named Executive Officers. Willis Towers Watson provides the committee with peer executive and non-employee director compensation data, as well as expertise and advice on various matters brought before the committee. The Compensation Committee utilizes Willis Towers Watson’s advice and insights to inform the eventual decision making process. Willis Towers Watson also assists management and the Compensation Committee by providing market data on the compensation practices and programs of our peer competitors and guidance on industry trends and best practices.

The Compensation Committee has sole authority to retain and terminate the independent compensation consultant and approve fees and other engagement terms. Our Compensation Committee requires that its consultant be independent of company management. In assessing Willis Towers Watson’s independence, the Committee considered the six independence factors for compensation consultants listed in the NYSE listing requirements and determined that the work provided by Willis Towers Watson did not raise any conflict of interest.

Management

Our CEO attends Compensation Committee meetings, provides information as to the individual performance of the other Named Executive Officers and makes annual recommendations to our Compensation Committee of appropriate compensation levels. He also develops annual performance goals focused on the company’s tactical and strategic objectives against which our Named Executive Officers will generally be measured. Our CEO and our Global Head of Human Resources present an evaluation against those objectives to the Compensation Committee as part of the annual compensation process. The broader population compensation pool funding and structure is assessed considering the company’s tactical and strategic objectives as well as the performance of each business and is presented by our CEO and our Global Head of Human Resources to the Compensation Committee for approval. All components of our Named Executive Officers’ compensation must be approved by our Compensation Committee in its sole discretion.

Benchmarking Process

In developing our compensation programs, our Compensation Committee commissions a compensation benchmarking analysis to ensure that our programs are competitive with those of other independent investment banks, including consideration of the cost of equivalent talent in the markets in which we operate. Our Compensation Committee reviews our Named Executive Officer compensation in relation to other financial institutions, working with Willis Towers Watson, which provides market data and practices for consideration, as well as executive compensation trends and developments. One of the challenges for PJT when establishing its peer group is the limited number of directly comparable organizations. Part of the Compensation Committee’s overall review of the executive compensation program over the past several years has included developing underlying principles for identifying peers. These principles include operating in similar or comparable industry segments: investment banking, comparable in size and scope and competitors for talent. The public competitors considered within the independent investment bank benchmarking data included:

2019 Compensation Peer Group

• Cowen Inc. • Evercore Inc. • Greenhill & Co	• Houlihan Lokey, Inc. • Lazard Ltd • Moelis & Company

For purposes of determining our overall level of executive compensation (i.e., base salary and annual incentive compensation), our Compensation Committee generally reviews compensation in light of peer group anticipated median compensation levels, but does not limit target setting to a particular peer group percentile mechanically.

Our Compensation Committee also takes into account other factors, including the executive’s role and experience, as compared to our peers’ executives. Ultimately, our Compensation Committee believes that appropriate compensation for a particular executive should be made based on the full review of company and individual performance, while also considering market data.

Overall, as set forth below in “Elements of Our Compensation Program,” Willis Towers Watson determined that our executive compensation programs, as structured, are appropriately competitive relative to our peers.

Elements of Our Compensation Program

Compensation provided to our Named Executive Officers consists of base salary, annual incentive compensation, which includes cash bonus and long-term incentive awards granted in the form of restricted stock units, and other perquisites and benefits, each of which is described in more detail below.

Base Salary

The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salaries are reviewed annually by our Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility.

2019 Base Salaries. We provided an annual base salary of $1,000,000, $1,000,000, $500,000 and $500,000 to each of Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Cuminale, respectively. The amount of the base salary for the Named Executive Officers is set in accordance with the terms of their respective partner agreements with us, and may be adjusted from time to time in accordance with those agreements. These base salaries have not been adjusted since October 1, 2015 for Mr. Taubman, January 1, 2016 for Ms. Lee, October 1, 2015 for Ms. Meates and January 1, 2017 for Mr. Cuminale.

Annual Incentive Compensation

Named Executive Officers are eligible to receive discretionary compensation on an annual basis to incentivize the achievement of key short- and long-term corporate strategic goals and to motivate certain desired individual behaviors. We do not set specific quantitative performance targets upon which the annual incentive compensation paid to our Named Executive Officers would become payable. Instead, the annual incentive compensation paid to our Named Executive Officers is determined based on a performance evaluation conducted by our Compensation Committee with the assistance of Mr. Taubman (other than with respect to compensation to be paid to Mr. Taubman) and our Global Head of Human Resources. A portion of the annual incentive compensation is paid in cash and a portion is paid in the form of long-term incentive awards granted in the form of restricted stock units.

The evaluation with respect to the annual incentive compensation paid to Ms. Lee, Ms. Meates and Mr. Cuminale for the 2019 performance year involved an analysis of both (i) firm-wide company performance and (ii) the performance of the individual officer and his or her contributions to the company, including consideration of role-specific goals previously agreed to by the Compensation Committee.

Overall company performance: The Compensation Committee’s executive compensation decisions consider firm-wide financial performance as a collective measure to ensure alignment with shareholders and to foster a cohesive working environment among senior executives. With respect to overall company performance, the factors considered for our Named Executive Officers were: operating revenue growth; adjusted pre-tax income; adjusted net income per share; and share price performance, in each case taking into consideration performance versus the independent investment bank peers discussed above.

Performance of the individual Named Executive Officer: Individual, role-specific performance goals have been identified as goals where the Named Executive Officer is most able to influence the relevant outcome, acknowledging they may not be solely responsible for such outcomes and that success against these goals is also the collective responsibility of the executive team and broader firm management.

Ji-Yeun Lee: With respect to individual performance, the factors considered for Ms. Lee were her leadership and executive management role with our company, including: strong leadership of the corporate functions; identifying opportunities for collaboration that have shown clear evidence of driving cross-firm revenue generating opportunities; continued success in the attraction and retention of top talent to the firm in 2019; taking a lead role in business selection; the continued growth of the Strategic Advisory business, including meaningful progress made in 2019 in its contribution to the overall success of the firm; and overseeing senior management focus and accountability on enterprise risk.

Helen T. Meates: With respect to Ms. Meates, factors considered included: Ms. Meates’s leadership and oversight of our global finance function, including accurate reporting of financial results and compliance with public company requirements; the continued building and maintenance of relationships with our investors, clients, equity research community, auditors and regulators; continued refinement of the Financial Planning & Analysis models we use to forecast across the company; providing the necessary tools and analytics to facilitate effective guardianship of our non-compensation costs; and, in 2019, expanding her role by taking over leadership of our information technology function.

James W. Cuminale: With respect to Mr. Cuminale, factors considered included: Mr. Cuminale’s leadership and oversight of our global legal and compliance functions including the attraction of additional legal talent in 2019; effectively managing the firm’s risk exposure to any potential litigation and regulatory matters; overseeing the firm’s compliance culture; and advising our bankers with appropriate legal and regulatory advice from a deal perspective.

Cash Bonus. The portion of each Named Executive Officer’s 2019 annual incentive compensation paid in cash was as follows: Ms. Lee—$1,867,500; Ms. Meates—$1,442,500; and Mr. Cuminale—$1,167,500. A portion of the cash bonus paid to Ms. Lee ($400,000) and Ms. Meates ($275,000) is subject to pro rata repayment in the event such Named Executive Officer’s services are terminated by the company for Cause (as defined below) or the Named Executive Officer resigns his or her services to the company for any reason within the next three years. Mr. Taubman has not received any cash compensation in excess of base salary with respect to performance years 2015 through 2019.

Long-Term Incentive Awards. The Compensation Committee believes that a substantial portion of each Named Executive Officer’s annual incentive compensation should be in the form of long-term incentive awards in the form of either LTIP Units or restricted stock units. For performance year 2019, the percentage of the Named Executive Officer’s total annual incentive compensation that was delivered as a long-term incentive in the form of restricted stock units was 47% for Ms. Lee, 42% for Ms. Meates and 39% for Mr. Cuminale.

Long-term incentive awards encourage management to create shareholder value over the long term, because the value of the equity awards is directly attributable to the price of our Class A common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.

Long-term incentive awards for performance year 2019 were granted to Ms. Lee, Ms. Meates and Mr. Cuminale in the form of restricted stock units that will be satisfied by delivery of shares of our Class A common stock in equal annual installments over a three year vesting period. The portion of each of Ms. Lee’s, Ms. Meates’s and Mr. Cuminale’s 2019 annual incentive compensation paid in the form of restricted stock units was as follows: Ms. Lee—$1,632,500; Ms. Meates—$1,057,500; and Mr. Cuminale—$732,500. As these restricted stock units were granted in 2020, pursuant to the rules of the SEC, the grant date fair value of these restricted stock unit awards will be reflected in the “Stock Awards” column in the “Summary Compensation Table” for 2020.

Alternative Presentation of Annual Compensation

The following table is presented to show how our Compensation Committee viewed 2017 to 2019 annual compensation for our Named Executive Officers, and includes base salary as well as cash bonus and long-term incentive awards as part of annual incentive compensation. This table differs substantially from the “Summary Compensation Table” below and is not a substitute for that table. Unlike the “Summary Compensation Table,” which reflects the grant date fair value of long-term incentive awards granted during the applicable calendar year (whether or not such awards were granted with respect to the performance for such year), the following table reflects, with respect to Ms. Lee, Ms. Meates and Mr. Cuminale, the dollar amounts of the annual incentive compensation paid in the form of restricted stock units with respect to each applicable performance year (e.g., for 2019, the dollar amount of the restricted stock units that will actually be granted in 2020 with respect to 2019 performance). In addition, this table includes the grant value of that portion of the one-time grant of 60,000 LTIP Units awarded to Mr. Taubman in September 2018 for the period from October 1, 2018 to December 31, 2018 with respect to performance year 2018 and for the period from January 1, 2019 to December 31, 2019 with respect to performance year 2019, as this award was intended by the Compensation Committee to serve as additional compensation for the three-year period from October 1, 2018 to October 1, 2021.

Name and Principal Position	Year	Salary $	Cash Bonus $	Stock Awards(1) $	Total $
Paul J. Taubman Chairman and CEO	2019	1,000,000	—	1,066,000	2,066,000
	2018	1,000,000	—	266,500	1,266,500
	2017	1,000,000	—	—	1,000,000
Ji-Yeun Lee Managing Partner	2019	1,000,000	1,867,500	1,632,500	4,500,000
	2018	1,000,000	2,037,500	1,462,500	4,500,000
	2017	1,000,000	1,562,500	1,937,500	4,500,000
Helen T. Meates Chief Financial Officer	2019	500,000	1,442,500	1,057,500	3,000,000
	2018	500,000	1,312,500	687,500	2,500,000
	2017	500,000	1,037,500	962,500	2,500,000
James W. Cuminale General Counsel	2019	500,000	1,167,500	732,500	2,400,000
	2018	500,000	1,175,000	575,000	2,250,000
	2017	500,000	900,000	850,000	2,250,000

(1)

The dollar amounts of the restricted stock units and/or LTIP units included in this column may differ from the grant date fair values of such awards as computed in accordance with GAAP and reported in the “Summary Compensation Table.”

Retirement Arrangements

We have a 401(k) plan for eligible employees, including our Named Executive Officers, and may, in our sole discretion, provide annual matching contributions to certain 401(k) plan participants. We currently do not offer matching contributions to our Named Executive Officers.

Employee Benefits

Eligible employees, including our Named Executive Officers, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance coverage. Our Named Executive Officers participate in these programs on the same basis as eligible employees generally, but the company does not pay for any portion of such employee benefits for partners, including our Named Executive Officers.

We make available to our partners, including our Named Executive Officers, financial planning services at a cost of $15,000 annually per partner paid by the company. In 2019, Mr. Taubman, Ms. Lee and Ms. Meates took advantage of this service. In addition, we make available to our partners, including our Named Executive Officers, personal use of a company leased business aircraft when the aircraft is not being used for business purposes, for which the Named Executive Officers pay the full incremental costs associated with such use. On occasion, family members of our Named Executive Officers also may accompany the Named Executive Officers on the company leased business aircraft when the aircraft is being used for business purposes at de minimis incremental cost to us.

Compensation Program Governance Features

Clawback Policy

Pursuant to the terms of the Omnibus Incentive Plan, all awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by our Board or the Compensation Committee and as in effect from time to time, and (ii) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the company.

Further, pursuant to the terms of the Omnibus Incentive Plan, to the extent a participant engages in (i) unauthorized disclosure of any confidential or proprietary information of the company; (ii) any activity that would be grounds to terminate the participant’s employment for Cause (as defined in the Omnibus Incentive Plan); or (iii) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, the Compensation Committee may, in its sole discretion, provide for one or both of the following: cancellation of any or all of such participant’s outstanding awards, or forfeiture by the participant of any gain realized on the vesting or exercise of awards, and to repay any such gain promptly to the company.

We have also incorporated rigorous clawback provisions in the PJT Partners Inc. 2015 Bonus Deferral Plan (the “Bonus Deferral Plan”). Pursuant to the terms of the Bonus Deferral Plan, if at any time before an applicable restricted stock unit vesting date, the Compensation Committee determines, in its sole and absolute discretion, that any of the following events has occurred, the company is authorized to cancel (and the employee would forfeit) an appropriate portion of the then unvested portion of the employee’s award granted pursuant to the Bonus Deferral Plan and any rights to dividend equivalents thereon:

•

misconduct by the employee in taking actions, or failing to take actions, that result in, or reasonably could be expected to result in, material detriment to the company or its business activities, including, without limitation, financial or reputational harm to the company or its business activities;

•

fraud, material misrepresentation or other dishonest acts by the employee which resulted in a determination by the Compensation Committee of an amount of such employee’s annual bonus that was greater than the amount the employee would have otherwise been entitled to but for such fraud, material misrepresentation or other dishonest act;

•

the employee’s gross negligence in, or other impropriety related to (including any failure to monitor or discharge supervisory or managerial responsibilities), failing to timely and reasonably identify, raise or assess issues and/or concerns with respect to risks material to the company or its business activities; or

•	following the termination of the employee’s employment, the company determines that such employee’s employment could have been terminated by the company for cause.

Nothing contained in the Bonus Deferral Plan limits or restricts the company from seeking repayment of any vested portions of an award made pursuant to the Bonus Deferral Plan already distributed to an employee, pursuant to any applicable clawback requirements imposed under applicable laws, rules and regulations. Accordingly, the clawback provisions contained in the Bonus Deferral Plan shall (i) be in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to our Chief Executive Officer and Chief Financial Officer and (ii) otherwise be deemed automatically amended to include the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the SEC or the NYSE.

Our Compensation Committee intends to periodically review this clawback policy and, as appropriate, conform it to any applicable final rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging of our Securities

Our directors and employees, including our Named Executive Officers, are prohibited from engaging in a transaction meant to hedge or minimize losses in our securities, including engaging in transactions in forward contracts, equity swaps, collars, exchange funds, puts, calls, options and other derivatives on our securities, or short-selling our securities.

Our directors and employees, including our Named Executive Officers, are prohibited from pledging our securities as collateral for a loan unless such pledging is approved by our General Counsel.

Minimum Equity Ownership Guidelines for Executive Officers

Our Compensation Committee has implemented minimum equity ownership guidelines that require each Named Executive Officer to maintain equity ownership in the company (including Partnership Units, LTIP Units or restricted stock units) having a market value equal to or greater than a multiple of such Named Executive Officer’s base salary (ten times base salary for the Chairman and CEO and five times base salary for other Named Executive Officers). Each Named Executive Officer must achieve the minimum equity investment within five years from the later of the adoption of the guidelines (for Named Executive Officers in place at that time of the adoption of the guidelines) and the date of such Named Executive Officer’s appointment (for subsequently appointed Named Executive Officers).

Named Executive Officer	Ownership Requirement Multiple	Ownership Requirement Value
Paul J. Taubman	10X Base Salary	$10,000,000
Ji-Yeun Lee	5X Base Salary	$5,000,000
Helen T. Meates	5X Base Salary	$2,500,000
James W. Cuminale	5X Base Salary	$2,500,000

Vesting of Equity Awards

Our practice is to grant equity awards to our Named Executive Officers that generally vest over a period of several years, with the vesting of the first tranche of any such equity award at least one year from the grant date.

No Individual Revenue Pay-Outs

We have a no individual revenue pay-outs philosophy as it relates to annual incentive compensation, and no contractual entitlement to severance. To provide further flexibility with respect to employment and compensation matters, we maintain a flexible termination practice with no contractual rights to continued employment (other than for a notice and garden leave period) and no contractual right to severance upon termination.

Risk Considerations in Our Compensation Programs

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and Willis Towers Watson, and our Compensation Committee does not believe the goals or the underlying philosophy of our compensation programs encourage excessive or inappropriate risk taking.

Our discretionary compensation program is designed to reflect the performance of our firm and the performance of the individual employee, and we believe its design discourages excessive risk taking. For example, paying a significant portion of discretionary compensation in the form of equity awards, all with multi-year vesting periods, encourages each of our senior professionals to be sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our Class A common stock. Our Named Executive Officers are prohibited from hedging their shares of our Class A common stock and from pledging such shares without pre-approval of our General Counsel. We believe these criteria will provide our employees additional incentives to prudently manage the range of risks inherent in our business. Based on this, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

REPORT OF THE COMPENSATION COMMITTEE

The following Compensation Committee report to shareholders shall not, in accordance with the rules of the SEC, be incorporated by reference into any of our future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by our Compensation Committee:

Thomas M. Ryan, Chair

Dennis S. Hersch

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our Named Executive Officers in respect of fiscal years 2017, 2018 and 2019 under the rules of the SEC.

Name and Principal Position	Year	Salary $	Bonus(1) $	Stock Awards(2) $	Other(3) $	Total $
Paul J. Taubman Chairman and CEO	2019	1,000,000	—	—	15,000	1,015,000
	2018	1,000,000	—	3,198,000	15,000	4,213,000
	2017	1,000,000	—	—	—	1,000,000
Ji-Yeun Lee Managing Partner	2019	1,000,000	1,867,500	1,437,758	15,000	4,320,258
	2018	1,000,000	2,037,500	1,977,836	15,000	5,030,336
	2017	1,000,000	1,562,500	702,112	—	3,264,612
Helen T. Meates Chief Financial Officer	2019	500,000	1,442,500	675,889	15,000	2,633,389
	2018	500,000	1,312,500	982,559	15,000	2,810,059
	2017	500,000	1,037,500	330,050	—	1,867,550
James W. Cuminale General Counsel	2019	500,000	1,167,500	565,276	—	2,232,776
	2018	500,000	1,175,000	867,723	—	2,542,723
	2017	500,000	900,000	308,457	—	1,708,457

(1)

2019 amounts represent the cash component of the annual incentive compensation earned for 2019 performance and paid in the following year. A portion of the cash bonus paid to Ms. Lee ($400,000) and Ms. Meates ($275,000) is subject to pro rata repayment in the event such Named Executive Officer’s services are terminated by the company for Cause (as defined below) or the Named Executive Officer resigns his or her services to the company for any reason within the next three years. The remainder of the 2019 performance year annual incentive compensation was paid in the form of restricted stock units, as discussed above in “Elements of Our Compensation Program—Annual Incentive Compensation—Long-Term Incentive Awards.” As these restricted stock units are granted in 2020, pursuant to the rules of the SEC, the bonus amounts reported for 2019 for Ms. Lee, Ms. Meates and Mr. Cuminale do not include their respective portion of the annual incentive compensation that was paid in restricted stock units. The amounts paid in the form of restricted stock units for performance year 2019 were as follows: Ms. Lee—$1,632,500; Ms. Meates—$1,057,500; and Mr. Cuminale—$732,500.

(2)

The amounts included in this column represent the aggregate grant date fair value of the equity awards computed in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values can be found in Note 11 to our 2019 audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. For 2019, the value represents the grant of restricted stock units on May 1, 2019 for the 2018 performance year for Ms. Lee, Ms. Meates and Mr. Cuminale that generally vest one-third ratably on each of March 1, 2020, 2021 and 2022, subject to continuous employment.

(3)

We make available to our partners, including our Named Executive Officers, financial planning services at a cost of $15,000 annually per partner paid by the company. In 2019, Mr. Taubman, Ms. Lee and Ms. Meates took advantage of this service. In addition, we make available to our partners, including our Named Executive Officers, personal use of a company leased business aircraft when the aircraft is not being used for business purposes, for which the Named Executive Officers pay the full incremental costs associated with such use. On occasion, family members of our Named Executive Officers also may accompany the Named Executive Officers on the company leased business aircraft when the aircraft is being used for business purposes at de minimis incremental cost to us.

Grants of Plan-Based Awards in 2019

The following table discloses the number of plan-based awards granted in 2019 to our Named Executive Officers and the grant date fair value of these awards.

Name	Grant Date	Action Date		All Other Stock Awards: Number of Shares of Stock or Stock Units(2) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Paul J. Taubman	—	—		—	—
Ji-Yeun Lee	5/1/19	2/25/19	(1)	33,444	1,437,758	(3)
Helen T. Meates	5/1/19	2/25/19	(1)	15,722	675,889	(3)
James W. Cuminale	5/1/19	2/25/19	(1)	13,149	565,276	(3)

(1)

Restricted stock unit awards awarded as long-term incentives are granted in the year following the fiscal year performance period. For instance, the restricted stock units granted to each of the Named Executive Officers for performance year 2019 are actually granted in 2020 and therefore, are not included in this table since they were not granted in 2019.

The Compensation Committee acted to award year-end equity based awards for the 2018 performance period at its regularly scheduled meeting on February 25, 2019, with the grants becoming effective on May 1, 2019, following approval by the company’s shareholders of the Omnibus Incentive Plan at the 2019 Annual Meeting of Shareholders.

(2)

Represents restricted stock units granted to each Named Executive Officer, other than Mr. Taubman, for 2018 performance. Any dividends paid by us on our Class A common stock will be accrued in additional restricted stock units on such restricted stock unit amounts and such additional dividend restricted stock units so credited shall be or become vested to the same extent as the restricted stock units that resulted in the crediting of such additional restricted stock units with respect to each vesting tranche of restricted stock units.

(3)

We used the average closing price of a share of our Class A common stock over the five trading days immediately prior to and the five trading days immediately following the date that we first publicly issued our earnings release for fiscal year 2019 in order to determine the number of restricted stock units to be granted, with grants made effective on May 1, 2019. Since the grant date fair value of these restricted stock unit awards is computed in accordance with GAAP, the amounts reported generally differ from the dollar amount of the portion of the 2018 performance year long-term incentive award grant.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth the outstanding equity awards held by our Named Executive Officers as of December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(6) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Paul J. Taubman	40,000	(1)	1,805,200	1,830,000	82,587,900
Ji-Yeun Lee	67,974	(2)	3,067,667	285,000	12,862,050
Helen T. Meates	32,704	(3)	1,475,932	30,000	1,353,900
James W. Cuminale	28,302	(4)	1,277,269	45,000	2,030,850

(1)

This amount consists of 40,000 LTIP Units representing the unvested tranches of the 60,000 LTIP units awarded to Mr. Taubman on September 24, 2018, which vest ratably on each of October 1, 2020 and 2021.

(2)

This amount consists of (i) 6,384 restricted stock units that vest on March 1, 2020, (ii) 27,684 restricted stock units that vest ratably on March 1, 2020 and 2021, (iii) 33,444 restricted stock units that vest ratably on March 1, 2020, 2021 and 2022, and (iv) 462 unvested dividend equivalent restricted stock units.

(3)

This amount consists of (i) 3,001 restricted stock units that vest on March 1, 2020, (iii) 13,753 restricted stock units that vest ratably on March 1, 2020 and 2021, (iii) 15,722 restricted stock units that vest ratably on March 1, 2020, 2021 and 2022, and (iv) 228 unvested dividend equivalent restricted stock units.

(4)

This amount consists of (i) 2,805 restricted stock units that vest on March 1, 2020, (ii) 12,146 restricted stock units that vest ratably on March 1, 2020 and 2021, (iii) 13,149 restricted stock units that vest ratably on March 1, 2020, 2021 and 2022, and (iv) 202 unvested dividend equivalent restricted stock units.

(5)	Based on the closing price of our Class A common stock of $45.13 on December 31, 2019.

(6)

These amounts represent Earn-Out Units (as defined below) acquired upon closing of the merger and spin-off transactions on October 1, 2015 that are subject to both time and performance vesting. Earn-Out Units have satisfied the five-year time-vesting requirement, with 20% vested on October 9, 2017, 30% vested on October 9, 2018, and 50% vested on October 9, 2019. Amounts reported consist of 60% of the Earn-Out Units granted as 20% of the Earn-Out Units were earned on each of March 20, 2018 and June 18, 2018 upon achieving certain share price targets. The performance vesting requirement for the remaining Earn-Out Units will be satisfied upon the shares of Class A common stock achieving the applicable share price targets described below under “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2019 Fiscal Year-End Table, and 2019 Option Exercises and Stock Vested Table—Partner Agreements—Merger and Spin-off Transaction Equity Grants—Founder Earn-Out Units.” The number of Earn-Out Units reported reflects the total number of unvested units outstanding even though the performance period will not end until October 1, 2021. As vesting is contingent on meeting certain volume-weighted average share price targets, there is no assurance that the unvested portion of these units will be earned. See “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2019 Fiscal Year-End Table, and 2019 Option Exercises and Stock Vested Table—Partner Agreements—Merger and Spin-off Transaction Equity Grants—Founder Earn-Out Units” for a description of the Earn-Out Units.

2019 Option Exercises and Stock Vested

The following table sets forth certain information regarding equity awards that vested in 2019 for our Named Executive Officers.

	Stock or Unit Awards
Name	Number of Shares or Units Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Paul J. Taubman	2,005,000	55,827,350
Ji-Yeun Lee	342,836	9,809,243
Helen T. Meates	69,927	1,995,874
James W. Cuminale	73,923	2,140,006

(1)	Represents the aggregate number of Founder Units, Earn-Out Units, and solely with respect to Ms. Lee, Ms. Meates and Mr. Cuminale, restricted stock units that vested in 2019.

(2)

The value realized on vesting of the equity awards is the product of (a) the closing price on the New York Stock Exchange of a share of our Class A common stock on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading day), multiplied by (b) the number of equity awards vested.

Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2019 Fiscal Year-End Table, and 2019 Option Exercises and Stock Vested Table

Partner Agreements

Partner Agreement with Paul J. Taubman

PJT Partners Holdings entered into a partner agreement with Mr. Taubman (the “CEO Agreement”) effective October 1, 2015. The CEO Agreement provides for an annual base salary of $1,000,000 through October 1, 2018, the third anniversary of the closing of the merger and spin-off transactions. Thereafter, Mr. Taubman’s compensation will be determined by our Compensation Committee, subject to a minimum annual base salary of $350,000. In 2018, the Compensation Committee agreed to extend this compensation framework such that Mr. Taubman will receive an annual base salary of $1,000,000 through October 1, 2021. On September 24, 2018, the Compensation Committee awarded Mr. Taubman a long-term incentive award of 60,000 LTIP Units.

These LTIP Units vest one-third ratably on each of October 1, 2019, 2020 and 2021, subject to continuous employment. Mr. Taubman has not received any cash compensation in excess of his base salary since our spin-off in 2015, and we do not currently anticipate granting Mr. Taubman any additional incentive compensation through October 1, 2021.

Mr. Taubman is generally subject to covenants of non-competition and non-solicitation of employees, consultants, clients and investors during his service to PJT Partners Holdings and for a period (the “Restriction Period”) ending on the later of (x) March 31, 2017 and (y) one year following the termination of his service to PJT Partners Holdings in the case of the non-competition restrictions, and two years following the termination of his service to PJT Partners Holdings in the case of the non-solicitation restrictions. If Mr. Taubman is terminated by PJT Partners Holdings without cause or he resigns for good reason, the foregoing periods of time during which he will be subject to the non-competition restrictions will be reduced to 120 days and 90 days, respectively. If Mr. Taubman’s service with PJT Partners Holdings is terminated for any reason other than his resignation without Board Change Good Reason or a termination of service by PJT Partners Holdings for cause, in each case within 24 months following a Board Change of Control, then (1) the covenants of non-competition and non-solicitation of clients and investors will expire upon termination, and (2) the covenants of non-solicitation of employees and consultants will expire six months after termination. Mr. Taubman is also subject to perpetual covenants of confidentiality and non-disparagement.

For purposes of the CEO Agreement:

•

“cause” means the occurrence or existence of any of the following: (i) Mr. Taubman’s willful act of fraud, misappropriation, or embezzlement against PJT Partners Holdings that has a material adverse effect on the business of PJT Partners Holdings; (ii) Mr. Taubman’s conviction of a felony; or (iii) an un-appealable final determination by a court or regulatory body having authority with respect to securities laws that Mr. Taubman violated any applicable securities laws or any rules or regulations thereunder if such final determination (A) bars Mr. Taubman from employment in the securities industry or (B) renders Mr. Taubman unable to substantially perform his duties to PJT Partners Holdings; provided that, PJT Partners Holdings must provide a notice of termination to Mr. Taubman within 60 days of the occurrence of the event constituting “cause,” and, other than with respect to clause (ii) above, Mr. Taubman will have the opportunity to cure within 30 days of receiving such notice.

•

“good reason” means the occurrence of any of the following events without Mr. Taubman’s written consent: (i) a material adverse change in Mr. Taubman’s titles, positions, authority, duties or responsibilities; (ii) the assignment of any duties materially inconsistent with Mr. Taubman’s positions; (iii) a reduction of Mr. Taubman’s salary; (iv) the relocation of Mr. Taubman’s principal place of service to anywhere other than PJT Partners Holdings’ principal office; (v) a material breach by PJT Partners Holdings or its affiliates of the CEO Agreement or any other material agreement with PJT Partners Holdings or its affiliates; (vi) the failure of PJT Partners Holdings to nominate Mr. Taubman or Mr. Taubman’s failure to be elected to our Board (other than as a result of Mr. Taubman’s voluntary resignation) or Mr. Taubman’s removal as a member of the Board by PJT Partners Holdings (other than for “cause”); (vii) the hiring or firing of any executive officer; or (viii) the failure by PJT Partners Holdings to obtain written assumption of the Partner Agreement by a purchaser or successor of PJT Partners Holdings; provided that, Mr. Taubman must provide a notice of termination to PJT Partners Holdings within 60 days of the occurrence of the event constituting “good reason,” and PJT Partners Holdings will have the opportunity to cure within 30 days of receiving such notice.

•

“Board Change Good Reason” means the occurrence of any of the following events without Mr. Taubman’s written consent: (i) a material adverse change in Mr. Taubman’s titles, positions, authority, duties or responsibilities; (ii) the assignment of any duties materially inconsistent with Mr. Taubman’s positions; (iii) a reduction of Mr. Taubman’s salary; (iv) the relocation of Mr. Taubman’s principal place of service to anywhere other than PJT Partners Holdings’ principal office; (v) a breach by PJT Partners Holdings or its affiliates of the CEO Agreement or any other material agreement with PJT Partners Holdings or its affiliates; (vi) the failure of PJT Partners Holdings to nominate Mr. Taubman or Mr. Taubman’s failure to be elected to our Board (other than as a result of Mr. Taubman’s voluntary resignation) or Mr. Taubman’s removal as a member of the Board by PJT Partners Holdings (other than for “cause”); (vii) the failure by PJT Partners Holdings to obtain written assumption of the CEO Agreement by a purchaser or successor of PJT Partners Holdings; (viii) PJT Partners Holdings or any of its affiliates effecting a material disposition, acquisition or other business combination; (ix) PJT Partners Holdings or any of its affiliates entering into a new significant business line or discontinuing a significant existing business line; (x) the hiring or firing of any executive officer; or (xi) PJT Partners Holdings or any of its affiliates making any material compensation decisions with respect to partners or employees other than Mr. Taubman or PJT Partners Holdings or any of its affiliates failing to implement any material compensation decision made by Mr. Taubman with respect to partners or employees; provided that, Mr. Taubman must provide a notice of termination to PJT Partners Holdings within 120 days of the occurrence of the event constituting “Board Change Good Reason,” and PJT Partners Holdings will have the opportunity to cure within 10 days of receiving such notice.

•

“Board Change of Control” means a majority of the members of our Board ceasing to be “continuing directors” which means any member of our Board who: (i) was a member of such board immediately following the merger and spin-off transactions on October 1, 2015; or (ii) was nominated for election or elected or appointed to the board with the approval of a majority of the “continuing directors” who were members of such board at the time of such nomination, election or appointment.

Partner Agreements with Ji-Yeun Lee, Helen T. Meates and James W. Cuminale

PJT Partners Holdings entered into partner agreements with each of Ms. Lee, Ms. Meates and Mr. Cuminale effective October 1, 2015. The agreements generally set forth the terms of service of each officer, including their respective compensation and benefits, as described in “Elements of Our Compensation Program.”

These officers are generally subject to covenants of non-competition and non-solicitation of employees, consultants, clients and investors during their service to PJT Partners Holdings and for a period (the “Restriction Period”) ending on the later of (x) March 31, 2017 and (y) one year following the termination of service to PJT Partners Holdings in the case of the non-competition restrictions, and two years following the termination of service to PJT Partners Holdings in the case of the non-solicitation restrictions. If the executive officer is terminated by PJT Partners Holdings without cause or the executive officer resigns for good reason, the foregoing periods of time during which they will be subject to the non-competition restrictions will be reduced to 120 days and 90 days, respectively. The officers are also subject to perpetual covenants of confidentiality and non-disparagement.

For purposes of the partner agreements with Ms. Lee, Ms. Meates and Mr. Cuminale:

•

“cause” means the occurrence or existence of any of the following: (i) (x) any material breach of the partner agreements, (y) material breach of any material rules or regulations of PJT Partners Holdings applicable that have been provided that has a material adverse effect on the business of PJT Partners Holdings, or (z) deliberate and repeated failure to perform substantially the executive officer’s material duties to PJT Partners Holdings; provided that, in the case of any of the foregoing clauses (x), (y) or (z), PJT Partners Holdings has given the executive officer written notice within fifteen days after PJT Partners Holdings becomes aware of such action and, to the extent such action is curable, the executive officer fails to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt by the executive officer of such notice (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that the executive officer is diligently pursuing such cure); (ii) any act of fraud, misappropriation, embezzlement or similar conduct by the executive officer against PJT Partners Holdings; or (iii) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime of moral turpitude, or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations, that the executive officer individually has violated any securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) the executive officer’s ability to function as a partner, taking into account the services required of the executive officer and the nature of PJT Partners Holdings’ business, or (B) the business of PJT Partners Holdings.

•

“good reason” means the occurrence of any of the following events without the executive officer’s written consent: (i) a material adverse change in the executive officer’s title, authority, duties or responsibilities; (ii) the relocation of the executive officer’s principal place of service by more than 50 miles; (iii) a material breach by PJT Partners Holdings or its affiliates of the partner agreement or any other material agreement with PJT Partners Holdings or its affiliates; or (iv) the failure by PJT Partners Holdings to obtain written assumption of the partner agreement by a purchaser or successor of PJT Partners Holdings; provided that, the executive officer must provide a notice of termination to PJT Partners Holdings within 60 days of the occurrence of the event constituting Good Reason, and in the event the executive officer provides notice of “good reason,” PJT Partners Holdings will have the opportunity to cure such event constituting “good reason” within 30 days of receiving such notice.

Merger and Spin-off Transaction Equity Grants

Founder Units. Pursuant to the partner agreements and the agreement governing the merger and spin-off transactions (the “Transaction Agreement”), certain of our partners, including our Named Executive Officers, acquired Partnership Units in PJT Partners Holdings at the time of the merger and spin-off transactions in 2015 (“Founder Units”). Founder Units vest over a five year period, with 20% vested on October 9, 2017 (the third anniversary of the signing of the Transaction Agreement), 30% vested on October 9, 2018 (the fourth anniversary of the signing of the Transaction Agreement), and 50% vested on October 9, 2019 (the fifth anniversary of the signing of the Transaction Agreement).

Founder Earn-Out Units. Certain of our partners, including our Named Executive Officers, acquired LTIP Units in PJT Partners Holdings at the time of the merger and spin-off transactions in 2015 (referred to as “Earn-Out Units”), which are subject to both time and performance vesting. Earn-Out Units satisfy the time-vesting requirement over a five year period, with 20% vested on October 9, 2017 (the third anniversary of the signing of the Transaction Agreement), 30% vested on October 9, 2018 (the fourth anniversary of the signing of the Transaction Agreement), and 50% vested on October 9, 2019 (the fifth anniversary of the signing of the Transaction Agreement). The performance vesting requirement will be satisfied upon the shares of the company’s Class A common stock achieving certain volume-weighted average share price targets over any consecutive 30-day trading period, as follows:

•	20% of the Earn-Out Units were earned on March 20, 2018 upon achieving a volume-weighted average trading price of Class A common stock of $48 per share;

•	20% of the Earn-Out Units were earned on June 18, 2018 upon achieving a volume-weighted average trading price of Class A common stock of $55 per share;

•	20% of the Earn-Out Units will be earned upon achieving a volume-weighted average trading price of Class A common stock of $63 per share;

•	20% of the Earn-Out Units will be earned upon achieving a volume-weighted average trading price of Class A common stock of $71 per share; and

•	20% of the Earn-Out Units will be earned upon achieving a volume-weighted average trading price of Class A common stock of $79 per share.

The performance vesting requirements must be met prior to October 1, 2021, the sixth anniversary of the closing of the merger and spin-off transactions, and any Earn-Out Units not meeting the designated requirements prior to such date will be forfeited. No portion of the Earn-Out Units will become vested until both the time-vesting and performance-vesting conditions have been satisfied.

The Founder Units and Earn-Out Units are subject to the terms of the partnership agreement of PJT Partners Holdings, the Omnibus Incentive Plan and the applicable award agreements. The units are also subject to certain treatment in connection with a termination of service or a change in control. See “Potential Payments upon Termination of Employment or Change in Control—Merger and Spin-off Transaction Grants of Founder Units and Earn-Out Units” below.

Potential Payments upon Termination of Employment or Change in Control

Other than with respect to the potential continued or accelerated vesting of outstanding equity awards that each of our Named Executive Officers may be entitled to in connection with certain terminations of employment or a change in control, our Named Executive Officers are not entitled to any additional payments or benefits following a change in control or upon termination of employment, and are only entitled to payments and benefits that are available generally on a non-discriminatory basis to all salaried employees, such as continuation of health care benefits through the end of the month of the termination of employment.

Merger and Spin-off Transaction Grants of Founder Units and Earn-Out Units

Paul J. Taubman

If Mr. Taubman’s service to PJT Partners Holdings terminates for any reason other than Mr. Taubman’s resignation without good reason or by PJT Partners Holdings for cause, then: (i) all unvested Founder Units will remain outstanding and continue to be eligible to vest during the Restriction Period (as defined above) and will vest in full upon the expiration of the Restriction Period (or, if earlier, the date of Mr. Taubman’s death); and (ii) the unvested Earn-Out Units will remain outstanding and become vested upon the satisfaction of the applicable stock price performance conditions and continue to be eligible to time vest on their regularly scheduled vesting dates during the Restriction Period, with full time-vesting at the end of the Restriction Period (or, if earlier, the date of Mr. Taubman’s death). If Mr. Taubman’s service is terminated because of death (other than within 24 months following a Board Change of Control), the time-vesting conditions for the Earn-Out Units will be deemed satisfied and all unvested Earn-Out Units will remain outstanding and become fully vested upon the satisfaction of the applicable stock price performance conditions.

Notwithstanding the foregoing, if Mr. Taubman’s service to PJT Partners Holdings is terminated for any reason other than his resignation without Board Change Good Reason (as defined above), or termination by PJT Partners Holdings for cause, in each case within 24 months following a Board Change of Control (as defined above), then all of Mr. Taubman’s unvested Founder Units and Earn-Out Units will fully vest upon such termination, without regard to any applicable service or performance vesting conditions. In the event of any other termination of Mr. Taubman’s service or his uncured breach of the non-competition or non-solicitation covenants contained in his partner agreement, his unvested Founder Units and Earn-Out Units will be forfeited automatically.

Upon a change in control of PJT Partners, then (i) all unvested Founder Units will vest in full immediately, and (ii) the time-vesting conditions for the Earn-Out Units will be deemed satisfied, but the performance-vesting conditions will be satisfied only if the applicable share price targets are achieved in connection with such change in control.

For these purposes, “cause” and “good reason” have the same meanings ascribed to such terms in Mr. Taubman’s partner agreement. See “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2019 Fiscal Year-End Table, and 2019 Option Exercises and Stock Vested Table—Partner Agreements—Partner Agreement with Paul J. Taubman” above.

Ji-Yeun Lee, Helen T. Meates and James W. Cuminale

If Ms. Lee’s, Ms. Meates’s or Mr. Cuminale’s service terminates for any reason other than such officer’s resignation without good reason or by PJT Partners Holdings for cause, then (i) all of such officer’s unvested Founder Units will remain outstanding and continue to be eligible to vest on their regularly scheduled vesting dates during the Restriction Period (as defined above) and will vest in full upon the expiration of the Restriction Period (or, if earlier, the date of such officer’s death), and (ii) the unvested Earn-Out Units will become vested to the extent the applicable stock price performance conditions are met on or prior to the date of termination of service and, unless otherwise determined by Mr. Taubman, all remaining unvested Earn-Out Units will be forfeited. In the event of any other termination of the officer’s service or uncured breach of the non-competition or non-solicitation covenants (described below), such officer’s unvested Founder Units and Earn-Out Units will be forfeited automatically.

Upon a change in control of PJT Partners, then (i) all unvested Founder Units vest in full immediately, and (ii) the time-vesting conditions for the Earn-Out Units will be deemed satisfied, but the performance-vesting conditions will be satisfied only if the applicable share price targets are achieved in connection with such change in control.

For these purposes, “cause” and “good reason” have the same meanings ascribed to such terms in the partner agreements with each of Ms. Lee, Ms. Meates and Mr. Cuminale. See “Narrative

Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2019 Fiscal Year-End Table, and 2019 Option Exercises and Stock Vested Table—Partner Agreements—Partner Agreements with Ji-Yeun Lee, Helen T. Meates and James W. Cuminale” above.

Restricted Stock Unit Awards

If the participant’s employment is terminated for cause, the participant’s undelivered restricted stock units (vested and unvested) will be immediately forfeited, and if the participant resigns, the participant’s unvested restricted stock units will be immediately forfeited. Upon a change in control or termination of the participant’s services because of death, disability or without cause by the company, the shares underlying any outstanding restricted stock units (vested and unvested) will become immediately deliverable. In connection with a qualifying retirement, restricted stock units will continue to vest and be delivered over the applicable vesting period, subject to forfeiture if the participant violates any applicable provision of his or her employment or partner agreement or engages in any competitive activity.

LTIP Unit Awards

If the participant’s employment is terminated for cause, the participant’s undelivered LTIP Units (vested and unvested) will be immediately forfeited, and if the participant resigns, the participant’s unvested LTIP Units will be immediately forfeited. Upon a change in control or termination of the participant’s services because of death, disability or without cause by the company, the shares underlying any outstanding LTIP Units (vested and unvested) will become immediately deliverable. In connection with a qualifying retirement, LTIP Units will continue to vest and be delivered over the applicable vesting period, subject to forfeiture if the participant violates any applicable provision of his or her employment or partner agreement or engages in any competitive activity.

The following table quantifies the value of our Named Executive Officers’ outstanding equity awards that would accelerate and vest upon certain terminations of employment or a change in control. All calculations in this table are based on an assumed termination or change in control date of December 31, 2019.

Name	Accelerated Vesting of Equity Awards: Founder Earn- Out Units(1) ($)		Accelerated Vesting of Equity Awards: LTIP Units and Restricted Stock Units(1) ($)
Paul J. Taubman
Termination by us with “cause” or resignation by employee without “good reason”	—		N/A
Termination by us without “cause” or resignation by employee for “good reason” not within 24 months following a “Board Change of Control”	—	(2)	N/A
Termination by us without “cause” or resignation by employee for “Board Change Good Reason” within 24 months following a “Board Change of Control”	82,587,900		N/A
Termination by us with “cause”	N/A		1,805,200
Disability	N/A		1,805,200
Death not within 24 months following “Board Change of Control”	—	(2)	N/A
Death within 24 months following “Board Change of Control”	82,587,900		N/A
Death	N/A		1,805,200
Change in control	—	(3)	1,805,200
Ji-Yeun Lee
Termination by us with “cause” or resignation by employee without “good reason”	—		—
Termination by us without “cause”	—	(4)	3,067,667
Resignation by employee for “good reason”	—	(4)	N/A
Disability	N/A		3,067,667
Death	—	(4)	3,067,667
Change in control	—	(3)	3,067,667
Helen T. Meates
Termination by us with “cause” or resignation by employee without “good reason”	—		—
Termination by us without “cause”	—	(4)	1,475,932
Resignation by employee for “good reason”	—	(4)	N/A
Disability	N/A		1,475,932
Death	—	(4)	1,475,932
Change in control	—	(3)	1,475,932

Name	Accelerated Vesting of Equity Awards: Founder Earn- Out Units(1) ($)		Accelerated Vesting of Equity Awards: LTIP Units and Restricted Stock Units(1) ($)
James W. Cuminale
Termination by us with “cause” or resignation by employee without “good reason”	—		—
Termination by us without “cause”	—	(4)	1,277,269
Resignation by employee for “good reason”	—	(4)	N/A
Disability	N/A		1,277,269
Death	—	(4)	1,277,269
Change in control	—	(3)	1,277,269

(1)

The value of accelerated equity awards, for purposes of this table, was determined by multiplying the applicable number of equity awards (including associated restricted stock unit dividend equivalents) that would vest upon termination or change in control by $45.13, the closing price of our Class A common stock on December 31, 2019.

(2)	All unvested Earn-Out Units will remain outstanding and become vested upon the satisfaction of the applicable stock price performance conditions.

(3)

Upon a change in control, the performance vesting conditions for the Earn-Out Units will be satisfied only if the applicable share price targets are achieved in connection with such change in control. Amount reported assumes that the price paid in connection with a change in control would have been $45.13, the closing price of our Class A common stock on December 31, 2019, and therefore none of the remaining performance vesting price targets would have been achieved and all of the officer’s unvested Earn-Out Units would have been forfeited.

(4)

All unvested Earn-Out Units will become vested to the extent the applicable stock price performance conditions are met on or prior to the date of termination of service and, unless otherwise determined by Mr. Taubman, all remaining unvested Earn-Out Units will be forfeited. As of December 31, 2019, two of the applicable stock price performance conditions had been met and the amounts reported assume that Mr. Taubman would not have exercised his discretion to vest all the unvested Earn-Out Units. As a result, all of the officer’s unvested Earn-Out Units would have been forfeited.

CEO Pay Ratio

Presented below is the ratio of annual total compensation of Mr. Taubman, our CEO, to the median annual total compensation for all our employees (other than our CEO) as of December 31, 2019 (the “CEO Pay Ratio”). We believe the pay ratio included below is a reasonable estimate determined under relevant SEC rules. However, due to the flexibility afforded by Item 402(u) of Regulation S-K in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

For 2019, the annual total compensation of our median employee, the annual total compensation of our CEO, pursuant to the methodology described below and in accordance with the requirements for determining total compensation in the Summary Compensation Table, and the resulting pay ratio are shown in the table below:

2019 Annual Total Compensation
CEO	$1,015,000
Median Employee	$278,329
CEO Pay Ratio	4:1

The 2018 total compensation included in the Summary Compensation Table for Mr. Taubman included a grant of 60,000 LTIP Units with a grant date fair value of $3,198,000, which vest over a three year period. If the 2019 annual compensation for Mr. Taubman was calculated based on the methodology applied in the table under “Compensation of Our Executive Officers—Elements of Our Compensation Program—Alternative Presentation of Annual Compensation,” which is reflective of compensation related to the 2019 performance year and includes the prorated portion of the 60,000 LTIPs for the twelve months in 2019, the total annual compensation for Mr. Taubman for 2019 would be $2,066,000, resulting in a ratio of the annual total compensation of Mr. Taubman to the annual total compensation of our median employee of approximately 7 to 1.

Background. There has been no significant change in the structure of our employee population, our employee compensation arrangements or our median employee’s circumstances that we believe would significantly impact our pay ratio disclosure. Thus, as permitted by SEC rules, we calculated the 2019 pay ratio set forth above using the same median employee that we used to calculate our 2018 pay ratio. As required by SEC rules, after determining that our median employee will be the median employee for purposes of this pay ratio, we calculated 2019 annual total compensation for both our median employee and Mr. Taubman using the same methodology that we use to determine our named executive officers’ annual total compensation for the Summary Compensation Table.

We identified our median employee using our employee population, excluding Mr. Taubman as well as independent contractors and consultants, as of December 31, 2018. To identify our median employee, we used (1) base salary, (2) cash bonus awarded in respect of such year’s performance, and (3) long-term incentives awarded in respect of such year’s performance. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. This methodology was also applied to compensation reflected for our Named Executive Officers in the table under “Compensation of Our Executive Officers—Elements of Our Compensation Program—Alternative Presentation of Annual Compensation” and represents compensation in the manner considered by our Compensation Committee for determining annual compensation.

Equity Compensation Plan Information

The following table presents certain information about our equity compensation plans as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Approved by security holders
Omnibus Incentive Plan	6,768,411	(1)	N/A	(1)	10,231,589	(2)
Not Approved by security holders
None	—		—		—

(1)	Consists of restricted stock units and LTIP Units granted under the Omnibus Incentive Plan, which do not have an exercise price.

(2)

Consists of shares of Class A common stock issuable under the Omnibus Incentive Plan pursuant to various awards that the Compensation Committee may make, including stock options, stock appreciation rights, restricted shares, restricted stock units and other equity-based awards, including Partnership Units and LTIP Units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 3, 2020, information regarding the beneficial ownership of our Class A common stock and Class B common stock and PJT Partners Holdings Partnership Units and Founder Units held by: (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our outstanding voting securities; (2) each of our directors; (3) each of our Named Executive Officers; and (4) all of our current directors and Named Executive Officers as a group. Percentage of beneficial ownership is based upon: (1) 24,275,346 shares of our Class A common stock issued and outstanding; (2) 39,861,228 Partnership Units outstanding, including 24,275,346 Partnership Units held by PJT Partners Inc.; and (3) 24,275,555 votes associated with Class A common stock and Class B common stock on director elections and 43,397,216 votes associated with Class A common stock and Class B common stock on all other matters, in each case, as of March 3, 2020. To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. The number of shares of Class A common stock, Class B common stock and Partnership

Units shown as beneficially owned by each director and Named Executive Officer was determined in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership includes any shares of Class A common stock as to which a person has the right to acquire within 60 days of March 3, 2020 through the delivery of shares of Class A common stock underlying restricted stock units. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o PJT Partners Inc., 280 Park Avenue, New York, New York 10017.

	Shares of Class A Common Stock Beneficially Owned(1)			Shares of Class B Common Stock Beneficially Owned(2)	Partnership Units Beneficially Owned(1)(2)(3)			Combined Voting Power in Director Elections and Removals(2)(4)(5) %	Combined Voting Power in All Other Matters(2)(4)(5) %
Name of Beneficial Owner	Number		% of Class		Number		% of Class
5% Shareholders:
BlackRock, Inc.(6)	1,617,021		6.7	—	—		—	8.5	3.7
Eagle Asset Management, Inc.(7)	1,358,443		5.6	—	—		—	7.1	3.1
Stephen A. Schwarzman(8)	1,175,663		4.8	7	4,600,074		11.5	6.1	2.7
Directors and Executive Officers:
Paul J. Taubman	460,000		1.9	1	4,030,000		10.1	2.4	27.8
James Costos(9)	2,600		*	—	—		—	*	*
Dennis S. Hersch(9)	22,861		*	—	—		—	*	*
Emily K. Rafferty(9)	4,861		*	—	—		—	*	*
Thomas M. Ryan(9)	14,861		*	—	—		—	*	*
Kenneth C. Whitney(9)(10)	43,746		*	2	152,149		*	*	*
James W. Cuminale	61,216	(12)	*	1	130,000	(13)	*	*	*
Ji-Yeun Lee	105,874		*	1	645,000		1.6	*	*
Helen T. Meates (11)	45,679		*	1	120,000		*	*	*
Directors and executive officers as a group (9 persons)	761,698		3.1	6	5,077,149		12.7	4.0	31.7

*	Represents less than one percent.

(1)

Subject to the terms of the Exchange Agreement, the Partnership Units may be exchanged for cash equal to the then-current market value of an equal number of shares of our Class A common stock (determined in accordance with and subject to adjustment under the Exchange Agreement) or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. See “Certain Relationships and Related Person Transactions—Exchange Agreement.” Beneficial ownership of Partnership Units reflected in this table has not been reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged. Percentage of Partnership Units treats Partnership Units held by PJT Partners as outstanding.

(2)

The shares of Class B common stock have no economic rights but entitle the shareholder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units and LTIP Units in PJT Partners Holdings held by such shareholder on all matters presented to shareholders of PJT Partners other than director elections and removals. With respect to the election and removal of directors of PJT Partners, shares of Class B common stock will initially entitle shareholders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners may be increased to up to the number of votes to which a shareholder is then entitled on all other matters presented to shareholders. The voting power on applicable matters afforded to holders of partnership interests by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Units for cash or for shares of Class A common stock pursuant to the Exchange Agreement. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled on applicable matters will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which shareholders are entitled to vote generally, except as otherwise required by law.

(3)

Does not reflect 1,830,000, 285,000, 30,000 and 45,000 Earn-Out Units received by Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Cuminale, respectively, on October 1, 2015 in connection with the merger and spin-off transactions that have yet to satisfy performance vesting requirements.

(4)	Represents percentage of voting power of the Class A common stock and Class B common stock voting together as a single class.

(5)

In connection with the merger and spin-off transactions, Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, provided an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO of PJT Partners. The combined voting power information in this table gives effect to such proxy.

(6)	Based solely on information provided on a Schedule 13G/A filed with the SEC on February 5, 2020. The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(7)

Based solely on information provided on a Schedule 13G/A filed with the SEC on January 6, 2020. The business address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(8)

Based solely on representations made by agents of Mr. Schwarzman with respect to his direct and indirect beneficial ownership. The business address of Mr. Schwarzman is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. Includes the following shares and units held for the benefit of family members with respect to which Mr. Schwarzman disclaims beneficial ownership: 15,360 shares of Class A common stock, 3 shares of Class B common stock and 60,106 Partnership Units held in various trusts for which Mr. Schwarzman is the investment trustee; includes 2,371 shares of Class A common stock, 1 share of Class B common stock and 9,279 Partnership Units held in grantor retained annuity trusts for which Mr. Schwarzman is the investment trustee; and includes 7,320 shares of Class A common stock, 1 share of Class B common stock and 28,643 Partnership Units held by a corporation for which Mr. Schwarzman is the controlling shareholder. Mr. Schwarzman also directly, or through a corporation for which he is the controlling shareholder, beneficially owns an additional 2,218 shares of Class A common stock, 1 share of Class B common stock and 8,680 Partnership Units. In addition, the above table excludes Class A shares, Class B shares and Partnership Units held by Mr. Schwarzman’s children or in trusts for the benefit of his family as to which he has no voting or investment control.

(9)	Does not reflect 7,924, 16,369, 3,971, 19,846 and 3,971 restricted stock units received by Mr. Costos, Mr. Hersch, Ms. Rafferty, Mr. Ryan and Mr. Whitney, respectively.

(10)	Includes 1,725 shares of Class A common stock, 1 share of Class B common stock and 6,750 Partnership Units held in a trust for which Mr. Whitney is the investment trustee.

(11)	Includes 286 shares of Class A common stock beneficially owned by Ms. Meates’s children, for which Ms. Meates disclaims beneficial ownership.

(12)	Includes 23,641 shares of Class A common stock held by a grantor retained annuity trust, of which Mr. Cuminale serves as the trustee.

(13)	Founder Units held in a family limited liability company that is controlled by Mr. Cuminale.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel, or such other person designated by our Board, any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel, or such other person, will then promptly communicate that information to our Board. No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Exchange Agreement

We have entered into an exchange agreement with the limited partners of PJT Partners Holdings pursuant to which they (or certain permitted transferees) have the right, subject to the terms and conditions set forth in the limited partnership agreement of PJT Partners Holdings, on a quarterly basis, to exchange all or part of their Partnership Units for cash or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Pursuant to the terms of the partnership agreement of PJT Partners Holdings, the company may also require holders of Partnership Units who are not Service Providers (as defined in the partnership agreement of PJT Partners Holdings) to the company to exchange their Partnership Units. The price per Partnership Unit to be received in a cash-settled exchange will be equal to the fair value of a share of our Class A common stock (determined in accordance with and subject to adjustment under the exchange agreement). In the event cash-settled exchanges of Partnership Units are funded with new issuances of Class A common stock, the fair value of a share of our Class A common stock will be deemed to be equal to the net proceeds per share of Class A common stock received by PJT Partners in the related issuance. Accordingly, in this event, the price per Partnership Unit to which an exchanging Partnership Unitholder will be entitled may be greater than or less than the then-current market value of our Class A common stock. The exchange agreement also provides that a holder of Partnership Units will not have the right to exchange Partnership Units in the event that PJT Partners determines that such exchange would be prohibited by law, would result in any breach of any debt agreement or other material contract of PJT Partners or PJT Partners Holdings, or, subject to certain limitations, would cause unreasonable financial burden on PJT Partners Holdings.

Registration Rights Agreement

We have entered into a registration rights agreement with the limited partners of PJT Partners Holdings pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock delivered in exchange for Partnership Units.

In addition, in the event that any holder or group of holders that elect to exchange Partnership Units with a cash value of at least $75 million (determined in accordance with the registration rights agreement) in respect of any quarterly exchange date, a demand committee comprised of certain Partnership Unitholders will have the right to request that we facilitate a registered underwritten offering with respect to (1) the sale by such holder(s) of Class A common stock delivered to such holder(s) in exchange for such Partnership Units (in the event that we elect to settle such exchange in shares of Class A common stock); or (2) the sale by us of Class A common stock to fund the cash-settled exchanges of such Partnership Units (in the event that we elect to settle such exchange in cash); provided, however, that we will not be obligated to effect any such requested registration within 180 days after the effective date of a previous registration pursuant to the registration rights agreement. In addition, we have the right to defer effecting a demand for a maximum of 60 days in certain circumstances, not to exceed 90 days in any 365-day period, including if such demand could materially interfere with a bona fide business or financing transaction.

Holders of Partnership Units also have the ability to exercise certain piggyback registration rights in respect of registered offerings requested by other registration rights holders or initiated by us, subject to customary cut-back provisions.

Tax Receivable Agreement

Holders of Partnership Units (other than PJT Partners) may, subject to the terms and conditions set forth in the partnership agreement of PJT Partners Holdings, on a quarterly basis (subject to the terms of the exchange agreement) exchange their Partnership Units for cash or, at our election, for shares of Class A common stock of PJT Partners on a one-for-one basis. PJT Partners Holdings has made an election under Section 754 of the Internal Revenue Code of 1986 (the “Code”) effective for each taxable year in which an exchange of Partnership Units for cash or for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of PJT Partners Holdings at the time of an exchange of Partnership Units. Stock-settled exchanges and certain of these cash-settled exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of PJT Partners Holdings. These increases in tax basis may reduce the amount of tax that PJT Partners would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The Internal Revenue Service (the “IRS”) may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.

We have entered into a tax receivable agreement with the holders of Partnership Units (other than PJT Partners) that provides for the payment by PJT Partners to exchanging holders of Partnership Units of 85% of the benefits, if any, that PJT Partners is deemed to realize as a result of these increases in tax basis related to such exchanges of Partnership Units and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of PJT Partners and not of PJT Partners Holdings. PJT Partners expects to benefit from the remaining 15% of cash tax savings, if any, in income tax it realizes. For purposes of the tax receivable agreement, the cash tax savings in income tax is computed by comparing the actual income tax liability of PJT Partners (calculated with certain assumptions) to the amount of such taxes that PJT Partners would have been required to pay had there been no increase to the tax basis of the assets of PJT Partners Holdings as a result of the exchanges and had PJT Partners not entered into the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless PJT Partners exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or PJT Partners breaches any of its material obligations under the tax receivable agreement in which case all obligations generally will be accelerated and due as if PJT Partners had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of PJT Partners Holdings at the time of each exchange;

•

the price of shares of our Class A common stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of PJT Partners Holdings, is directly proportional to the cash price for the applicable Partnership Units (in the case of a cash-settled exchange) or the price of shares of our Class A common stock at the time of the exchange (in the case of a stock-settled exchange);

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

•

the amount and timing of our income—PJT Partners is required to pay 85% of the cash tax savings as and when realized, if any. If PJT Partners does not have taxable income, PJT Partners is not generally required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been realized. However, any cash tax savings that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivables agreement.

We will account for the effects of these increases in tax basis and associated payments under the tax receivable agreement arising from exchanges as follows:

•	we record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal, state and local tax rates at the date of the exchange;

•

to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we reduce the deferred tax asset with a valuation allowance; and

•

we record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the amount due pursuant to the tax receivable agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

The effects of changes in estimates after the date of the redemption or exchange as well as subsequent changes in the enacted tax rates are included in net income.

We expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of PJT Partners Holdings, the payments that we may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings that PJT Partners realizes in respect of the tax attributes subject to the tax receivable agreement and/or distributions to PJT Partners by PJT Partners Holdings are not sufficient to permit PJT Partners to make payments under the tax receivable agreement after it has paid taxes. Late payments under the tax receivable agreement generally will accrue interest at an uncapped rate equal to LIBOR plus 500 basis points. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by holders of Partnership Units.

In addition, the tax receivable agreement provides that upon certain changes of control, PJT Partners’ (or its successor’s) obligations with respect to acquired or exchanged Partnership Units (whether acquired or exchanged before or after such transaction) would be based on certain assumptions, including that PJT Partners would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement.

Furthermore, PJT Partners may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including: (1) that any Partnership Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination; (2) PJT Partners will have sufficient taxable income in each future taxable year to fully realize all potential tax savings; (3) the tax rates for future years will be those specified in the law as in effect at the time of termination; and (4) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to LIBOR plus 100 basis points.

As a result of the change in control provisions and the early termination right, PJT Partners could be required to make payments under the tax receivable agreement that are greater than the specified percentage of the actual cash tax savings that PJT Partners realizes in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

Decisions made by our officers and directors in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following an acquisition or exchange transaction generally will accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an acquisition or exchange transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

Payments under the tax receivable agreement are based on the tax reporting positions that we determine. PJT Partners will not be reimbursed for any payments previously made under the tax receivable agreement if a tax basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of PJT Partners’ cash tax savings.

PJT Partners Holdings LP Amended and Restated Limited Partnership Agreement

PJT Partners holds Partnership Units in PJT Partners Holdings and is the sole general partner of PJT Partners Holdings. Accordingly, PJT Partners operates and controls all of the business and affairs of PJT Partners Holdings and, through PJT Partners Holdings and its operating subsidiaries, conducts our business.

The limited partnership agreement of PJT Partners Holdings provides that substantially all expenses incurred by or attributable to PJT Partners, but not including obligations incurred under the tax receivable agreement by PJT Partners, income tax expenses of PJT Partners and payments on indebtedness incurred by PJT Partners, are borne by PJT Partners Holdings.

Pursuant to the limited partnership agreement of PJT Partners Holdings, PJT Partners has the right to determine when distributions will be made to holders of Partnership Units and the amount of any such distributions (other than tax distributions described below). If a distribution is authorized, such distribution will be made to the holders of Partnership Units pro rata in accordance with the percentages of their respective partnership interests that are entitled to participate in distributions.

The holders of Partnership Units, including PJT Partners, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of PJT Partners Holdings. Except for the priority allocations of income in respect of LTIP Units described below, net profits and net losses of PJT Partners Holdings will generally be allocated to its holders (including PJT Partners) pro rata in accordance with the percentages of their respective partnership interests, except as otherwise required by law. In accordance with the partnership agreement, we intend to cause PJT Partners Holdings to make pro rata cash distributions, to the extent of available cash, to the holders of the partnership interests in PJT Partners Holdings in amounts equal to 50% of the taxable income allocated to such holders for purposes of funding their tax obligations in respect of the income of PJT Partners Holdings that is allocated to them.

For 2019, Mr. Taubman, Ms. Lee, Ms. Meates and Mr. Cuminale received $3,372,775, $482,214, $68,828 and $74,465, respectively, as distributions on their Partnership Units.

The limited partnership agreement of PJT Partners Holdings provides that PJT Partners may not engage in, or cause or permit, a Termination Transaction (as defined below), other than with the consent of limited partners holding a majority of all the outstanding Partnership Units (other than Partnership Units held by PJT Partners and entities controlled by PJT Partners), including each limited partner that held, immediately following the closing of the merger and spin-off transactions in 2015, and, as of any subsequent date of determination, holds, not less than five percent (5%) of the total number of Partnership Units then outstanding (a “Significant Limited Partner”), or if the requirements discussed below are satisfied. A “Termination Transaction” means any direct or indirect transfer of all or any portion of PJT Partners’ interest in PJT Partners Holdings in connection with, or any other occurrence of:

•	a merger, consolidation or other combination transaction involving PJT Partners;

•

a sale, lease, exchange or other transfer of all or substantially all of the assets of PJT Partners not in the ordinary course of business, whether in a single transaction or a series of related transactions;

•

a reclassification, recapitalization or change of the outstanding shares of our Class A common stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision, including in connection with the distribution, exchange, redemption or exercise of rights under our shareholder rights agreement or securities issuable in respect of such rights);

•	the adoption of any plan of liquidation or dissolution of PJT Partners; or

•	any other direct or indirect transfer of all or any portion of PJT Partners’ interest in PJT Partners Holdings, other than certain permitted transfers to affiliated entities.

Such consent of limited partners to a Termination Transaction is not required if either:

(1) in connection with the Termination Transaction:

(i) each holder of Partnership Units is entitled to receive the “transaction consideration,” defined as the fair market value, at the time of the Termination Transaction, of an amount of cash, securities or other property equal to the product of:

•	the number of shares of our Class A common stock into which a Partnership Unit is then exchangeable; and

•

the greatest amount of cash, securities or other property paid per share to the holder of any shares of our Class A common stock in consideration of such shares in connection with the Termination Transaction;

provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer is made to and accepted by the holders of a majority of the outstanding shares of our Class A common stock, the transaction consideration will refer to the fair market value of the greatest amount of cash, securities or other property which such holder would have received had it exercised its exchange right and received shares of our Class A common stock in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer; and

(ii) PJT Partners Holdings receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Partnership Units (other than PJT Partners and entities controlled by PJT Partners) for U.S. federal income tax purposes (except to the extent of cash received);

or

(2) all of the following conditions are met:

•

substantially all of the assets directly or indirectly owned by PJT Partners Holdings prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (x) PJT Partners Holdings or (y) another limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with PJT Partners Holdings, which we refer to as the “surviving partnership,”

•	the surviving partnership is classified as a partnership for U.S. federal income tax purposes;

•

each holder of Partnership Units (other than PJT Partners and entities controlled by PJT Partners) that held Partnership Units immediately prior to the closing of such Termination Transaction owns a percentage interest of the surviving partnership based on the relative fair market value of the net assets of PJT Partners Holdings and the other net assets of the surviving partnership immediately prior to the consummation of such transaction; and

•

the rights of such limited partners with respect to the surviving partnership are at least as favorable as those of limited partners prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership, and such rights include:

(a) if PJT Partners or its successor has a single class of publicly traded common equity securities, the right, to the same extent provided to holders of Partnership Units pursuant to the exchange agreement, to exchange their interests in the surviving partnership for either: (1) a number of such publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the transaction consideration referred to above, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, which we refer to as the “successor shares amount;” or (2) cash in an amount equal to the fair market value of the successor shares amount at the time of such exchange; or

(b) if PJT Partners or its successor does not have a single class of publicly traded common equity securities, the right to exchange their interests in the surviving partnership on a quarterly basis for cash in an amount equal to the fair market value of such interest at the time of exchange, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the surviving partnership.

For the purpose of determining compliance with the condition set forth in the third bullet above, the relative fair market values shall be reasonably determined by PJT Partners as of the time of such transaction and, to the extent applicable, shall be no less favorable to the holders of Partnership Units than the relative values reflected in the terms of such transaction.

The limited partnership agreement of PJT Partners Holdings also provides the limited partners with certain consent rights in the event a majority of our Board ceases to be Continuing Directors (as defined below) (such event, a “Board Change of Control”). “Continuing Directors” means as of any date of determination, any member of our Board who: (1) was a member immediately following the consummation of the merger and spin-off transactions in 2015; or (2) was nominated for election or elected or appointed with the approval of a majority of the Continuing Directors who were members at the time of such nomination, election or appointment, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board. From and after the occurrence of a Board Change of Control, the following actions will require the approval of limited partners representing a majority in interest of all limited partners (excluding any limited partners controlled by PJT Partners), including each Significant Limited Partner:

•	any removal or appointment of any “officer,” as defined in Rule 16a-1(f) of the Exchange Act, including the CEO, of PJT Partners;

•	the creation, authorization or issuance of any new class or series of equity interest in PJT Partners Holdings;

•

the incurrence of any indebtedness (other than intercompany indebtedness) by PJT Partners Holdings or any of its subsidiaries or controlled affiliates that would, or is intended to, result in a material increase in the amount of consolidated indebtedness of PJT Partners Holdings as compared to immediately prior to such Board Change of Control;

•	any extraordinary distribution of PJT Partners Holdings;

•

any change in PJT Partners Holdings’ distribution policy that would, or that is intended to, result in a material increase in the amount or frequency of distributions as compared to levels prior to the Board Change of Control;

•

any change in PJT Partners Holdings’ policy regarding Partnership Unit repurchases including without limitation from PJT Partners, that would, or that is intended to, result in a material increase in the amount or frequency of Partnership Unit repurchases as compared to levels prior to the Board Change of Control;

•	any merger, consolidation or sale of all or any significant portion of the assets of PJT Partners Holdings;

•

any voluntary liquidation, dissolution or winding up of PJT Partners Holdings or the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the PJT Partners Holdings or any of its subsidiaries or controlled affiliates;

•	calling any meeting of the limited partners of PJT Partners Holdings or submitting any matter for the vote or consent of the limited partners of PJT Partners Holdings;

•

any settlement or compromise of any litigation directly against or otherwise relating to indemnification of the PJT Partners or its directors or officers or their affiliates or representatives or any litigation regarding tax matters; or

•	any amendment to the limited partnership agreement of PJT Partners Holdings.

In addition, the limited partnership agreement of PJT Partners Holdings enables PJT Partners Holdings to issue LTIP Units pursuant to the Omnibus Incentive Plan. LTIP Units are a class of partnership interest that are intended to qualify as “profits interests” in PJT Partners Holdings for U.S. federal income tax purposes that, subject to certain conditions, shall automatically be converted into Partnership Units. LTIP Units initially do not have full parity, on a per unit basis, with Partnership Units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with Partnership Units, at which time LTIP Units shall automatically be converted into Partnership Units on a one-for-one basis. The limited partnership agreement of PJT Partners Holdings provides that upon a sale of all or substantially all of the assets of PJT Partners Holdings, holders of LTIP Units will receive a priority allocation of income. The priority allocation will generally be made to the holders of LTIP Units until the capital account of each LTIP Unit equals the capital account of a Partnership Unit. In addition, the capital accounts of the LTIP Units will be increased in priority to the Partnership Units when PJT Partners Holdings revalues its assets. After the capital account balances of the LTIP Units have been increased such that each LTIP Unit has a capital account balance equal to that of a Partnership Unit, allocations of net income and net loss are made on a per-unit basis. The effect of these allocation provisions is to enable LTIP Units, which are issued with lower capital account balances than the Partnership Units, to participate in liquidating distributions of PJT Partners Holdings on the same basis as Partnership Units, assuming there is sufficient profit to allocate to the LTIP Units.

LTIP Units may be issued to PJT Partners personnel and third parties from time to time in one or more series having the rights, powers, privileges, restrictions, qualifications and limitations set forth in the relevant award agreement or other documentation pursuant to which the LTIP Units of such series are granted or issued, including with respect to participation in distributions.

PJT Partners Holdings has two series of LTIP Units outstanding, which were issued to certain individuals engaged in our business:

•

a series of LTIP Units issued to certain partners and employees that are subject to time-based vesting as described in “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2019 Fiscal Year-End Table, and 2019 Option Exercises and Stock Vested Table—Merger and Spin-off Transaction Equity Grants—Founder Units,” and participate, from issuance, in all distributions of PJT Partners Holdings, other than liquidating distributions, ratably, on a per unit basis, with Partnership Units; and

•

a series of LTIP Units (“Earn-Out Units”) issued to certain partners and employees of PJT Capital LP and other individuals engaged in our business that are subject to both time-based and performance-based vesting as described in “Narrative Disclosure Relating to the Summary Compensation Table, Grants of Plan-Based Awards Table, Outstanding Equity Awards at 2019 Fiscal Year-End Table, and 2019 Option Exercises and Stock Vested Table—Merger and Spin-off Transaction Equity Grants—Founder Earn-Out Units,” and do not participate in any distributions of PJT Partners Holdings other than tax distributions unless and until the applicable performance vesting requirement for the relevant tranche is satisfied.

Subject to the terms of any award or other applicable agreement, unvested partnership interests will be forfeited if the holder ceases to provide services to PJT Partners Holdings. Certain forfeited partnership interests will be subject to reallocation by our Compensation Committee in consultation with Mr. Taubman (or subject to other reallocations in accordance with the limited partnership agreement).

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter, which can be found on our website, www.pjtpartners.com, under the “Investor Relations/Corporate Governance/Governance Documents” section.

The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•

reviewed and discussed our audited financial statements for 2019 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte without the presence of management;

•	discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received from Deloitte the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports; and

•

the independent registered public accounting firm, which is responsible for auditing our financial statements and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, our financial position, results of operations, and cash flows in conformity with generally accepted accounting principles in the United States of America.

Based on these reviews and discussions and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC.

Submitted by our Audit Committee:

Kenneth C. Whitney, Chair

Dennis S. Hersch

Emily K. Rafferty

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 2—NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our Named Executive Officers as disclosed above. The text of the resolution in respect of Proposal 2 is as follows:

“RESOLVED, that the compensation paid to the company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding the Named Executive Officers presented in the Compensation Discussion and Analysis set forth above.

In particular, shareholders should note that the Compensation Committee bases its executive compensation decisions on the following:

•	annual incentive compensation that places a strong emphasis on financial performance, with the flexibility to assess operational and individual performance;

•	an appropriate link between compensation and the creation of shareholder value through equity awards; and

•	long-term incentive awards that do not promote excessive risk taking.

While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.

Board Recommendation

The Board recommends a vote “FOR” the approval of the compensation of our Named Executive Officers.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2020. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our shareholders for ratification at the Annual Meeting. Our Board recommends that the shareholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. Our Board is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Audit Fees

The following table sets forth aggregate fees billed to us by Deloitte for 2018 and 2019:

	Fiscal Year Ended December 31,
	2018	2019
Audit Fees(1)	$1,747,600	$1,894,428
Audit-Related Fees	—	—
Tax Fees (2)	1,004,658	981,454
All Other Fees	—	—
Total	$2,752,258	$2,875,882

(1)

Audit Fees include fees for services rendered for the audit and quarterly reviews of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, respectively, as well as statutory and financial audits for our United States and foreign consolidated subsidiaries.

(2)

Tax fees represent fees for services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted of tax consulting and compliance professional services, including to our United States and foreign consolidated subsidiaries.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for permitted non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit services for which Deloitte was engaged during 2019 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2021 ANNUAL MEETING

In order for a shareholder proposal to be included in our Proxy Statement to be issued in connection with our 2021 Annual Meeting, that proposal must be received by our Corporate Secretary no later than November 20, 2020 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed or made available to shareholders).

In addition, eligible shareholders who wish to submit director nominations or bring any business at the 2021 Annual Meeting, including shareholder proposals to be included in our Proxy Statement, must comply with the advance notice procedures set forth in our Amended and Restated Bylaws. In order for such director nominations and other business to be deemed timely, notice of such director nominations and other business must be received by our Corporate Secretary (A) no earlier than December 31, 2020 and no later than January 30, 2021 or (B) in the event that our 2021 Annual Meeting of Shareholders is held prior to March 31, 2021 or after July 9, 2021, notice by the shareholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our Proxy Materials or Notice of Availability, as applicable, may have been sent to multiple shareholders in your household. If you want to receive separate copies of our Proxy Materials or Notice of Availability, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary as set forth above.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting; however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Salvatore Rappa

Managing Director, Corporate Counsel and

Corporate Secretary

March 19, 2020

Exhibit A

The following represent key performance measures that management uses in making resource allocation and/or compensation decisions. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP. Management believes the following non-GAAP measures, when presented together with comparable GAAP measures, are useful to investors in understanding the company’s operating results: Adjusted Pretax Income, Adjusted Net Income, and Adjusted Net Income, If-Converted, in total and on a per-share basis and Adjusted Earnings Per Share. These non-GAAP measures, presented and discussed in this Proxy Statement, remove the significant accounting impact of: (a) transaction-related compensation expense, including expense related to Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from The Blackstone Group Inc. (“Blackstone”) and the acquisition of CamberView Partners Holdings, LLC (“CamberView”); (b) intangible asset amortization associated with Blackstone’s initial public offering (“IPO”), the acquisition of PJT Capital LP, and the acquisition of CamberView; (c) impairment of CamberView’s former leased space; and (d) the amount the company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures and further detail regarding the adjustments are provided below. To help investors understand the effect of the company’s ownership structure on its Adjusted Net Income, the company has presented Adjusted Net Income, If-Converted. This measure illustrates the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy certain market conditions) were exchanged for shares of the company’s Class A common stock, resulting in all of the company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

The following table provides a reconciliation of non-GAAP measures to their most directly comparable GAAP measures.

(Dollars in Thousands, Except Share and Per Share Data)

	Year Ended December 31,
	2019	2018
GAAP Net Income	$63,787	$42,558
Less: GAAP Provision (Benefit) for Taxes	18,403	(1,045)
GAAP Pretax Income	82,190	41,513
Adjustments to GAAP Pretax Income
Transaction-Related Compensation Expense(1)	41,886	52,566
Amortization of Intangible Assets(2)	7,654	3,735
Spin-Off-Related Payable Due to Blackstone(3)	539	1,145
Acquisition-Related Lease Impairment(4)	—	266
Adjusted Pretax Income	132,269	99,225
Adjusted Taxes(5)	22,030	16,513
Adjusted Net Income	110,239	82,712

	Year Ended December 31,
	2019	2018
If-Converted Adjustments
Less: Adjusted Taxes(5)	(22,030)	(16,513)
Add: If-Converted Taxes(6)	33,723	22,718
Adjusted Net Income, If-Converted	$98,546	$76,507
GAAP Net Income Per Share of Class A Common Stock
Basic	$1.23	$1.23
Diluted	$1.21	$1.16
GAAP Weighted-Average Shares of Class A Common Stock Outstanding
Basic	24,007,138	21,879,574
Diluted	25,014,569	24,254,061
Adjusted Net Income, If-Converted Per Share	$2.41	$1.91
Weighted-Average Shares Outstanding, If-Converted	40,967,316	40,067,556

The following table provides a summary of weighted-average shares outstanding for the three months and year ended December 31, 2019 and 2018 for both basic and diluted shares. The table also provides a reconciliation to If-Converted Shares Outstanding assuming that all Partnership Units and unvested PJT Partners Inc. restricted stock units (“RSUs”) were converted to shares of the Company’s Class A common stock:

	Year Ended December 31,
	2019	2018
Weighted-Average Shares Outstanding - GAAP
Shares of Class A Common Stock Outstanding	23,117,559	20,772,112
Vested, Undelivered RSUs	889,579	1,107,462
Basic Shares Outstanding, GAAP	24,007,138	21,879,574
Dilutive Impact of Unvested Common RSUs(7)	1,007,431	2,374,487
Dilutive Impact of Partnership Units(8)	—	—
Diluted Shares Outstanding, GAAP	25,014,569	24,254,061
Weighted-Average Shares Outstanding - If-Converted
Shares of Class A Common Stock Outstanding	23,117,559	20,772,112
Vested, Undelivered RSUs	889,579	1,107,462
Conversion of Unvested Common RSUs(7)	1,007,431	2,374,487
Conversion of Participating RSUs	40,544	139,519
Conversion of Partnership Units	15,912,203	15,673,976
If-Converted Shares Outstanding	40,967,316	40,067,556

(1)

This adjustment adds back to GAAP Pretax Income transaction-related compensation expense for Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and the acquisition of CamberView Partners Holdings, LLC (“CamberView”).

(2)

This adjustment adds back to GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO, the acquisition of PJT Capital LP on October 1, 2015 and the acquisition of CamberView on October 1, 2018.

(3)

This adjustment adds back to GAAP Pretax Income the amount the company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Such expense is reflected in Other Expenses in the Condensed Consolidated Statements of Operations.

(4)	This adjustment adds back to GAAP Pretax income the impairment on CamberView’s former leased space.

(5)	Represents taxes on Adjusted Pretax Income, considering both current and deferred income tax effects for the current ownership structure.

(6)

Represents taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy market conditions) were exchanged for shares of the company’s Class A common stock, resulting in all of the company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

(7)	Represents the dilutive impact under the treasury method of unvested, non-participating restricted stock units that have a remaining service requirement.

(8)	Represents the number of shares assuming the conversion of vested Partnership Units as well as the dilutive impact of unvested Partnership Units with a remaining service requirement.

PJT PARTNERS INC. ATTN: SALVATORE RAPPA 280 PARK AVENUE, 16TH FLOOR NEW YORK, NY 10017

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PJT2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D01547-P31957	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PJT PARTNERS INC.
The Board of Directors recommends you vote “FOR” the election of each of its Nominees:
1. Election of Directors

Nominees:	For	Withhold

1a. Dennis S. Hersch	☐	☐

1b. Thomas M. Ryan	☐	☐

The Board of Directors recommends you vote “FOR” the following proposals:			For	Against	Abstain

2. To approve, on an advisory basis, the compensation of our Named Executive Officers.			☐	☐	☐

3. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.			☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy is solicited on behalf of the Board of Directors of PJT Partners Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted as recommended by the Board of Directors.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

D01548-P31957

PJT PARTNERS INC.

Annual Meeting of Stockholders

April 30, 2020 8:30 A.M. Eastern Time

This proxy is solicited by the Board of Directors of the Company

The stockholder(s) hereby appoint(s) James W. Cuminale and Salvatore Rappa, and each of them, as proxies, each with the full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of PJT PARTNERS INC. that the stockholder(s) is/are entitled to vote at the 2020 Annual Meeting of Stockholders to be held at 8:30 A.M. Eastern Time on April 30, 2020, virtually at www.virtualshareholdermeeting.com/PJT2020, and in their discretion, upon any matter that may properly come before the meeting or any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in accordance with instructions given on the reverse side. If no instructions are given, this proxy will be voted as recommended by the Board of Directors on the reverse side of this Proxy Card.

The stockholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein.

Continued and to be signed on reverse side